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                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

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                                  BY AND AMONG

                           MANHATTAN ASSOCIATES, INC.,
                           MADISON ACQUISITION CORP.,
                                  EVANT, INC.,

                                       AND

                                  TED SCHLEIN,
                          AS SHAREHOLDER REPRESENTATIVE

                              DATED AUGUST 10, 2005
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                                TABLE OF CONTENTS

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                                                                                                                  PAGE
ARTICLE I             MERGER TRANSACTION AND TERMS..............................................................     1

         1.1      Merger........................................................................................     1
         1.2      Time and Place of Closing.....................................................................     2
         1.3      Effective Time................................................................................     2
         1.4      Effect of the Merger on Constituent Corporations..............................................     2
         1.5      Further Action................................................................................     3

ARTICLE II            MANNER OF CONVERTING SHARES; PAYMENT OF MERGER
                      CONSIDERATION; EXCHANGE OF SHARES.........................................................     3

         2.1      Conversion....................................................................................     3
         2.2      Shares Held by Evant or Buyer.................................................................     4
         2.3      Stock Options.................................................................................     4
         2.4      Warrants......................................................................................     4
         2.5      Dissenting Shareholders.......................................................................     4
         2.6      Exchange Procedures...........................................................................     5
         2.7      Rights of Former Evant Shareholders...........................................................     6

ARTICLE III           ESCROWS AND WORKING CAPITAL AND CASH BALANCE ADJUSTMENTS..................................     7

         3.1      Escrows.......................................................................................     7
         3.2      Working Capital and Cash Balance Adjustments..................................................     8

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF SELLERS.................................................    12

         4.1      Organization and Qualification................................................................    12
         4.2      Articles of Incorporation and Bylaws..........................................................    13
         4.3      Shareholders..................................................................................    13
         4.4      Authority Relative to This Agreement..........................................................    13
         4.5      Capitalization................................................................................    14
         4.6      No Conflict; Required Filings and Consents....................................................    14
         4.7      Permits; Compliance with Laws.................................................................    15
         4.8      Financial Statements..........................................................................    15
         4.9      Owned Real Property...........................................................................    16
         4.10     Absence of Certain Changes or Events..........................................................    16
         4.11     Employee Benefit Plans; Labor Matters.........................................................    18
         4.12     Contracts.....................................................................................    19
         4.13     Litigation....................................................................................    20
         4.14     Environmental Matters.........................................................................    20
         4.15     Intellectual Property.........................................................................    21
         4.16     Taxes.........................................................................................    22
         4.17     Insurance.....................................................................................    23
         4.18     Properties....................................................................................    23
         4.19     Brokers.......................................................................................    24
         4.20     Certain Business Practices....................................................................    24
         4.21     Business Activity Restriction.................................................................    24
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
         4.22     Export Control Laws...........................................................................    24
         4.23     Interested Party Transactions.................................................................    25
         4.24     Accounts Receivable...........................................................................    25
         4.25     Customers and Suppliers.......................................................................    25
         4.26     Employee Complaints...........................................................................    25
         4.27     Disclosures...................................................................................    26

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF BUYER and merger sub....................................    26

         5.1      Organization; Good Standing...................................................................    26
         5.2      Authority Relative to This Agreement..........................................................    26
         5.3      No Conflict; Required Filings and Consents....................................................    26
         5.4      Ownership and Operations of Merger Sub........................................................    27
         5.5      Brokers.......................................................................................    27

ARTICLE VI            COVENANTS.................................................................................    27

         6.1      Employees of the Business.....................................................................    27
         6.2      Consents; Failure to Obtain Consents..........................................................    27
         6.3      Tax Returns...................................................................................    27
         6.4      Transition Cooperation........................................................................    27
         6.5      Notification..................................................................................    27
         6.6      Confidentiality...............................................................................    28
         6.7      Public Announcements..........................................................................    28
         6.8      Sales and Transfer Tax Expenses...............................................................    29
         6.9      No Solicitation of Other Offers...............................................................    29
         6.10     Conduct of the Business.......................................................................    33
         6.11     Employment Matters............................................................................    34
         6.12     Customer and Other Business Relationships.....................................................    35
         6.13     Indemnification and Insurance.................................................................    35
         6.14     Reasonable Business Efforts...................................................................    36

ARTICLE VII           CONDITIONS PRECEDENT; CLOSING DELIVERIES..................................................    36

         7.1      Conditions Precedent of Buyer.................................................................    36
         7.2       Conditions Precedent of Evant................................................................    37
         7.3      Deliveries by Evant...........................................................................    38
         7.4      Deliveries by Buyer...........................................................................    38

ARTICLE VIII          SURVIVAL; INDEMNIFICATION.................................................................    39

         8.1      Survival of Representations and Warranties....................................................    39
         8.2      Indemnification...............................................................................    39
         8.3      Notice of Claims..............................................................................    40
         8.4      Mitigation; Exclusivity of Remedy.............................................................    41
         8.5      Third Person Claims...........................................................................    41
         8.6      Limitations on Indemnification of Losses......................................................    42
         8.7      Disputes......................................................................................    43

ARTICLE IX            TERMINATION...............................................................................    43
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
         9.1      Termination...................................................................................    43
         9.2      Effect of Termination.........................................................................    44

ARTICLE X             GENERAL PROVISIONS........................................................................    44

         10.1     Notices.......................................................................................    44
         10.2     Expenses......................................................................................    45
         10.3     Severability..................................................................................    45
         10.4     Assignment; Binding Effect; Benefit...........................................................    45
         10.5     Incorporation of Exhibits.....................................................................    46
         10.6     Governing Law and Jurisdiction................................................................    46
         10.7     Waiver of Jury Trial; Arbitration.............................................................    46
         10.8     Headings; Interpretation......................................................................    47
         10.9     Counterparts..................................................................................    47
         10.10    Entire Agreement..............................................................................    47
         10.11    No Third-Party Beneficiaries..................................................................    47
         10.12    Amendments and Waivers........................................................................    47
         10.13    No Rule of Construction.......................................................................    47
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                                      iii

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 10, 2005, by and between Manhattan Associates, Inc., a Georgia corporation ("Buyer"), Madison Acquisition Corp., a California corporation ("Merger Sub"), Evant, Inc., a California corporation ("Evant"), and Ted Schlein (the "Shareholder Representative", and, together with Buyer, Merger Sub and Evant, each a "Party" and collectively, the "Parties").

      WHEREAS, Evant is engaged in, among other things, providing merchandise planning, replenishment and inventory optimization software applications and solutions, and related services (the "Business");

      WHEREAS, Evant's authorized capital stock consists of common stock, $0.0001 par value (the "Common Stock"), Series 1 Preferred Stock, $0.0001 par value (the "Series 1 Preferred"), Series 2 Preferred Stock, $0.0001 par value (the "Series 2 Preferred"), Series 3 Preferred Stock, $0.0001 par value (the "Series 3 Preferred"), and Series 4 Preferred Stock, $0.0001 par value (the "Series 4 Preferred" and, together with the Series 1 Preferred, the Series 2 Preferred and the Series 3 Preferred, sometimes referred to collectively herein as the "Preferred Stock");

      WHEREAS, pursuant to the terms and conditions set forth hereinafter, Buyer wishes to acquire Evant by means of a merger (the "Merger") of Merger Sub with and into Evant with Evant as the surviving corporation (the "Surviving Corporation");

      WHEREAS, at the effective time of such Merger, except as otherwise provided herein, (A) all of the shares of Evant's capital stock shall be converted into the right to receive an amount of cash (which, for certain classes of capital stock, may be zero), (B) all of the outstanding warrants to purchase shares of Preferred Stock of Evant shall be converted into the right to receive an amount of cash (which, for certain warrants, may be zero) and (C) all of the other outstanding options and rights to purchase shares of capital stock of Evant shall be cancelled with no further liability on the part of the Surviving Corporation or Buyer.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the Parties, each intending to be legally bound, agree as follows:

                                   ARTICLE I

                          MERGER TRANSACTION AND TERMS

      1.1 Merger. Subject to the terms and conditions of this Agreement and the California General Corporation Law (the "CGCL"), at the Effective Time, Merger Sub shall be merged with and into Evant in accordance with the applicable provisions of the CGCL (the "Merger"). In the Merger, the separate corporate existence of Merger Sub shall cease and Evant shall be the Surviving Corporation resulting from the Merger, become a wholly-owned subsidiary of Buyer and continue to be governed by the CGCL. Upon the satisfaction of the conditions set forth in

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Article 7 of this Agreement, the Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the respective Boards of Directors of Evant, Merger Sub and Buyer, by Buyer in its capacity as the sole shareholder of Merger Sub, and by the holders of a majority of the outstanding shares of each class of the capital stock of Evant.

      1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 1:00 P.M. Eastern time on the date that the Effective Time occurs (the "Closing Date") or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

      1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time that all filings necessary to effect the Merger shall become effective with the Secretary of State of the State of California in accordance with the CGCL (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use commercially reasonable efforts to cause the Effective Time to occur on or before the third Business Day following satisfaction of all of the conditions in Sections 7.1 and 7.2, other than those conditions requiring performance at the Closing.

      1.4 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL, except as provided herein. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and Evant shall vest in the Surviving Corporation; all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and Evant shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            (a) At the Effective Time, the Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit 1.4(a), shall be the Articles of Incorporation of the Surviving Corporation, as amended hereby; provided, however, that at the Effective Time, such Articles of Incorporation of the Surviving Corporation shall be amended to reflect that the name of the Surviving Corporation shall be "Evant, Inc."

            (b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

            (c) The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional Persons (as defined in Section 4.1(b)) as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional Persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

      1.5 Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Evant, or to effect the assignment to Evant of any and all Evant Intellectual Property, or to complete and prosecute all domestic and foreign patent filings related to such Evant Intellectual Property as permitted by applicable law, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action, subject to the express terms and conditions of this Agreement.

                                   ARTICLE II

                     MANNER OF CONVERTING SHARES; PAYMENT OF
                    MERGER CONSIDERATION; EXCHANGE OF SHARES

      2.1 Conversion. Subject to the provisions of this Article, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, Evant or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

            (a) Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

            (b) Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.

            (c) Each share of Evant capital stock issued and outstanding immediately prior the Effective Time (other than (i) shares of Evant capital stock held in Evant's treasury, (ii) shares of Evant capital stock held by Evant or any of its Subsidiaries or Buyer or any of its Subsidiaries and (iii) Dissenting Shares (as defined in Section 2.5)), by virtue of the Merger and without any action on the part of Merger Sub, Evant or the holder thereof shall be canceled, extinguished and converted into and shall become the right to receive an amount in cash (without interest), subject to the escrow provisions of Article III, equal to the amount that such share of capital stock would be entitled to receive if Evant was liquidated at the Effective Time and Evant's sole asset consisted of the Adjusted Merger Consideration and Evant had no liabilities (as to each share of capital stock, the "Relevant Per Share Merger Consideration"). The Parties acknowledge that the holders of Evant Common Stock will receive no consideration for any share of Evant Common Stock and the holders of one or more series of Preferred Stock will likely receive less than the maximum liquidation preference allowable under the Articles of Incorporation of Evant that are in effect as of the date hereof. Such Relevant Per Share Merger Consideration shall be in lieu of any amounts payable pursuant to any deemed liquidation under the Articles of Incorporation of Evant. For these purposes, "Adjusted Merger Consideration" shall mean $50,000,000 (the "Merger Consideration") plus the aggregate exercise price for all Evant Warrants (as defined in Section 2.4), other than Out-of-Money Warrants (as defined in Section 2.4), and all shares of Preferred Stock issuable pursuant to the exercise of Evant Warrants (other than Out-of-Money Warrants) shall be deemed outstanding for purposes of the calculation of the Relevant Per Share Merger Consideration. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, any shares of Evant capital stock shall have been changed into a different number of shares or a different class by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Relevant Per Share Merger Consideration for each share of capital stock contemplated by the Merger shall be correspondingly adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Evant capital stock.

      2.2 Shares Held by Evant or Buyer. Each of the shares of Evant capital stock beneficially owned by Evant or Buyer shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      2.3 Stock Options. Except as set forth in Section 2.4, Buyer and Merger Sub will not assume any outstanding options or similar rights to purchase Evant capital stock (the "Evant Options"). At the Effective Time, each outstanding Evant Option, whether vested or unvested in accordance with its terms (including by reason of the transactions contemplated by this Agreement), shall be canceled, and Evant's 2002 Stock Option/Stock Issuance Plan (the "Stock Option Plan") shall be terminated. No holder of an Evant Option shall be entitled to any compensation for such cancellation. Prior to the Effective Time, Evant shall take such actions or cause such actions to be taken as are necessary to effect the foregoing. Buyer and Merger Sub shall take such actions in connection therewith as may be reasonably requested by Evant.

      2.4 Warrants. At the Effective Time, each outstanding warrant to purchase shares of any series of Preferred Stock of Evant (the "Evant Warrants") shall be canceled and each holder of a Evant Warrant, to the extent vested in accordance with its terms (including by reason of the transactions contemplated by this Agreement), shall be entitled to receive from the Payment Agent in exchange therefor cash in an amount equal to the product of (i) the positive difference (if any) between the Relevant Per Share Merger Consideration for a share of the series of Preferred Stock purchasable upon the exercise thereof and the exercise price of such Evant Warrant multiplied by (ii) the number of shares of such series of Preferred Stock subject to such Evant Warrant. Any Evant Warrant for which the difference between the Relevant Per Share Merger Consideration for a share of the series of Preferred Stock purchasable upon the exercise thereof and the exercise price of such Evant Warrant is not a positive number is referred to herein as an "Out-of-Money Warrant." Prior to the Effective Time, Evant shall take such actions or cause such actions to be taken as are necessary to enable the foregoing. Buyer and Merger Sub shall take such actions in connection therewith as may be reasonably requested by Evant.

      2.5 Dissenting Shareholders.

            (a) Any holder of shares of Evant capital stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Sections 1300-1313 of the CGCL (such shares referred to herein as "Dissenting Shares") shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to Sections 1300-1313 of the CGCL; provided, that no such payment shall be made to any dissenting Shareholder (as defined in Section 4.3) unless and until such dissenting Shareholder has complied with the applicable provisions of the CGCL. In the event that after the Effective Time a dissenting Shareholder fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, each share of Evant capital stock of such Shareholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Relevant Per Share Merger Consideration for such share and such share of Evant capital stock shall no longer be a Dissenting Share.

            (b) Evant shall provide notice in accordance with the CGCL to each shareholder that is entitled to appraisal rights. Evant shall give prompt notice to Buyer and the Shareholder Representative of any demands received by Evant for appraisal of shares of Evant or any withdrawals of such demands. The Shareholder Representative shall control all negotiations and proceedings with respect to such demands, it being understood that the Buyer shall be entitled to participate in such negotiations and proceedings and approve any settlement of any demand. Subject to the provisions of Article VIII applicable thereto, Buyer shall promptly pay to any dissenting Shareholder any and all amounts due and owing to such holder as a result of any settlement of, or determination by a Superior Court in the State of California with respect to, such demands. Evant shall comply with the notice provisions of Sections 1300-1313 of the CGCL.

      2.6 Exchange Procedures. Promptly after the Effective Time and not later than five (5) days after the Effective Time, Buyer shall make available to Buyer's transfer agent or another exchange agent selected by Buyer and acceptable to the Shareholder Representative (the "Payment Agent") for exchange in accordance with this Section cash in the amount equal to the Adjusted Merger Consideration, subject to the escrow provisions of Article III. Promptly after the Effective Time, Buyer and Evant shall cause the Payment Agent to mail a customary form of letter of transmittal reasonably acceptable to Buyer and the Shareholder Representative ("Letter of Transmittal") and appropriate transmittal materials and instructions to (i) each holder of record of a certificate or certificates which represented shares of Evant preferred stock issued and outstanding immediately prior to the Effective Time, other than certificates representing shares of Evant preferred stock held in Evant's treasury or beneficially owned by Buyer or Evant (the "Certificates"), and (ii) each holder of Evant Warrants issued and outstanding immediately prior to the Effective Time (other than Out-of-Money Warrants).

            (a) The Certificates delivered for exchange pursuant to this Agreement shall be duly endorsed as the Payment Agent may require. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
(i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Payment Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof (the documents described in clauses (i) through (iii), collectively, the "Lost Certificate Documents"), the Payment Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Payment Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Payment Agent, in connection with the distribution of the Relevant Per Share Merger Consideration. The Payment Agent shall not be obligated to deliver the Relevant Per Share Merger Consideration to which any former holder of Evant capital stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates or delivers the Lost Certificate Documents as provided in this Section.

            (b) After the Effective Time, each holder of shares of Evant capital stock (other than shares to be canceled pursuant to Section 2.2 or Dissenting Shares) issued and outstanding at the Effective Time, upon surrender of such holder's Certificates and a duly executed Letter of Transmittal, shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash equal to the product of (i) the number of shares of Evant preferred stock evidenced by such Certificates and (ii) the Relevant Per Share Merger Consideration for such shares of preferred stock, and such Certificates shall, after such surrender, be marked as canceled.

            (c) After the Effective Time, upon the surrender to the Payment Agent of each instrument evidencing an Evant Warrant (other than an Out-of-Money Warrants) and a duly executed Letter of Transmittal related thereto, the holder of such Evant Warrant shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder), the consideration described in
Section 2.4, and such Evant Warrant shall, after such surrender, be marked as canceled.

            (d) If any consideration is to be paid to a Person other than the Person in whose name the Certificate or Evant Warrant surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Certificate or Evant Warrant accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation any transfer or other taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Certificate or Evant Warrant so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

            (e) Each of Buyer, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder or holder of an Evant Warrant (an "Equityholder") such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax law. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation or the Payment Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Evant capital stock in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Payment Agent, as the case may be.

            (f) Any other provision of this Agreement notwithstanding, none of Buyer, the Surviving Corporation, the Payment Agent or Shareholder Representative shall be liable to a holder of Evant capital stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

      2.7 Rights of Former Evant Shareholders. At the Effective Time, the stock transfer books of Evant shall be closed as to holders of Evant capital stock immediately prior to the Effective Time and no transfer of Evant capital stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.6, each Certificate theretofore representing shares of Evant capital stock (other than shares to be canceled pursuant to Section 2.2 or Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Relevant Per Share Merger Consideration in exchange therefor. If after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                                  ARTICLE III

            ESCROWS AND WORKING CAPITAL AND CASH BALANCE ADJUSTMENTS

      3.1 Escrows. At the Effective Time, Buyer will set aside the following amounts of the Adjusted Merger Consideration (collectively, the "Escrow Amount") and place it in escrow with SunTrust Bank or another escrow agent reasonably acceptable to Evant and Buyer (the "Escrow Agent"), pursuant to the Escrow Agreement, the form of which is attached hereto as Exhibit 3.1 (the "Escrow Agreement"):

            (a) General Escrow. $4,000,000, which shall be held in escrow until the date which is 14 months after the Effective Time to satisfy any claims of Buyer pursuant to Section 8.2(a) and 3.2 (the "General Escrow Amount)";

            (b) Staples Escrow. 80% of the total amount of refund that Staples, Inc. is entitled to receive under an amendment to the Software License Agreement by and between Evant and Staples, Inc., dated December 19, 2003, (the "Staples Contract"), which amendment is executed and delivered by Evant and Staples, Inc. on or before the Effective Time; such portion of the total amount of refund due under such amendment shall be held in escrow for a period of 6 months after the Effective Time to satisfy any claims of Buyer pursuant to Section 8.2(b) (the "Staples Escrow Amount"); and

            (c) Dissenting Shares Escrow. For each share of capital stock of Evant as to which a Shareholder is legally eligible to make a demand for the payment of the fair market value of the share pursuant to Section 1301 of the CGCL, 120% of the greater of (i) the Relevant Per Share Merger Consideration or
(ii) that portion of the Adjusted Merger Consideration which would be payable with respect to such share if, prior to the calculation of the Relevant Per Share Merger Consideration, all shares of Preferred Stock convertible into shares of Common Stock (including shares issuable upon the exercise of Warrants other than Out of Money Warrants) were converted into shares of Common Stock, which shall be held in escrow for a period of 30 days following the giving of notice of Shareholder approval of the Merger in accordance with Section 1301(a) of the CGCL to satisfy any claims of Buyer pursuant to Section 8.2(c) (the "Dissenting Shares Escrow Amount"); provided, however, that if any dissenting Shareholder fails to make demand pursuant to Section 1301 of the CGCL in respect of any such share within 30 days following the giving of notice of Shareholder approval of the Merger in accordance with Section 1301(a) of the CGCL, the pro rata portion of the Dissenting Shares Escrow Amount for such shares shall be released from escrow (subject to any obligation of Buyer to pay any portion thereof to the dissenting Shareholder in respect of such share under the terms of Section 2.1(c) and subject to the obligations under Section 3.1(d) of this Agreement), and the pro rata portion of the remaining balance of the Dissenting Shares Escrow Amount (if any) shall be released (subject to the obligations under Section 3.1(d) of this Agreement), if, as and the extent that the claim for payment with respect to each share as to which such demand is made (the "Demand

Shares") is resolved in a manner which does not require any payment by Buyer or the Surviving Corporation in accordance with the CGCL.

            (d) Employee Retention Bonus Escrow. The parties acknowledge and agree that 10% of the Adjusted Merger Consideration (including any portion placed into escrow pursuant to subsections 3.1(a), (b) and (c)) is subject to the satisfaction of Evant's obligations to employees of Evant under Evant's Retention Bonus Plan adopted by Evant's board of directors (such amount the "Employee Carveout"). Because the payment of the Employee Carveout to employees is subject to the satisfaction of certain conditions, which conditions may not be satisfied until 12 months after the Closing, the Employee Carveout will be
(a) placed in escrow immediately following the Closing, (b) administered by a committee consisting of the Shareholder Representative, Hope Cochran (Evant's Chief Financial Officer) and a representative of Buyer, and (c) released upon the satisfaction of the conditions set forth in the Evant Retention Bonus Plan, and, (d) in the event that certain conditions are not satisfied, deliver unearned portions of the Employee Carveout to the Equityholders in accordance with the Retention Bonus Plan. For those employees remaining employed by the Surviving Corporation 12 months after the Closing, the distribution of the Employee Carveout to such employees shall be substantially similar to the amounts previously disclosed to Buyer (provided that Buyer acknowledges and agrees that the amounts may change in the event of adjustments to the Adjusted Merger Consideration, information obtained prior to Closing regarding intentions of employees with respect to offers of employment with Buyer, and provisions of the Retention Bonus Plan, as amended and administered by the Compensation Committee of Evant, permitting reallocation to senior executives of a portion of bonuses available under the Retention Bonus Plan).

      3.2 Working Capital and Cash Balance Adjustments.

            (a) The parties have contemplated that the Working Capital of Evant as of 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date (the "Closing Working Capital"), as calculated in accordance with this Agreement and in accordance with and set forth on the Statement of Net Working Capital attached hereto as Exhibit 3.2(a) (the "Form Working Capital Statement"), will be negative $7,810,000 (the "Working Capital Target"); provided, however, for each seven calendar days by which the Effective Time is after the later of (i) the date on which the last of the conditions to closing set forth in Section 7.1 to be satisfied has been satisfied by Evant and (ii) August 26, 2005, the Working Capital Target shall be reduced (i.e., made more negative) by $100,000, but in no event shall the amount of adjustment pursuant to the foregoing exceed $500,000. For example, if all of the closing conditions set forth in Section 7.1 have been met by Evant on September 6 (but not sooner) and the Effective Time occurs on September 21, the Working Capital Target will be reduced by $200,000 to $8,010,000. "Working Capital" means the difference between (A) the sum of the amounts shown in the line items from Evant's consolidated balance sheets listed on Exhibit 3.2(a) under "Current Assets", excluding any amount of Cash (as defined in Section 3.2(b)), and (B) the sum of the amounts shown in the line items from Evant's consolidated balance sheets listed on Exhibit 3.2(a) under "Current Liabilities", excluding any portion thereof which also constitutes Funded Indebtedness (as defined below in Section 3.2(b)), and as otherwise calculated in accordance with this Agreement.

            (b) The parties have contemplated that at the Closing, Evant will have a Net Cash Balance (as defined below) as of the Closing Date (the "Closing Cash Balance") of zero (the "Cash Balance Target"). "Cash" means the amount of cash and cash equivalents (including marketable securities and marketable short term investments) that would be recorded on a consolidated balance sheet for Evant which is prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of Evant's audited, consolidated balance sheet as of December 31, 2004. "Net Cash Balance" means the amount of Cash less Funded Indebtedness and Transaction Fees. "Funded Indebtedness" means the sum of all amounts owing by Evant or any Subsidiary of Evant (including principal, interest, prepayment penalties or fees, premiums, breakage amounts, expense reimbursements or other amounts payable in connection with prepayment) to repay in full all amounts and terminate all obligations due under all Indebtedness of Evant and its Subsidiaries as of immediately prior to the Effective Time, and to obtain the release of Liens in favor of any party securing the Indebtedness. "Indebtedness" means, without duplication, (i) any obligations of Evant or any Subsidiary of Evant for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of Evant or any Subsidiary of Evant evidenced by any note, bond, debenture or other debt security, (iii) any obligations of Evant or any Subsidiary of Evant for or on account of capitalized leases, (iv) any obligations of a Person other than Evant or any Subsidiary of Evant secured by a Lien against any of the Assets of Evant or any Subsidiary of Evant, (v) all obligations of Evant or any Subsidiary of Evant for the reimbursement of letters of credit, bankers' acceptance or similar credit transactions, (vi) any obligations of Evant or any Subsidiary of Evant under any currency or interest rate swap, hedge or similar protection device, and (vii) all obligations of the types described in clauses (i) through (vi) above of any Person other than Evant or any Subsidiary of Evant, the payment of which is guaranteed, directly or indirectly, by Evant or any Subsidiary of Evant. "Transaction Fees" means the following unpaid fees, expenses and other similar amounts that have been or are expected to be incurred at or prior to the Effective Time on behalf of Evant, the Shareholder Representative and the Equityholders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the Merger: (A) the fees and disbursements of, or other similar amounts charged by, counsel to Evant or the Shareholder Representative, (B) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by Evant or the Shareholder Representative, and (C) the out-of-pocket expenses, if any, of Evant or the Shareholder Representative incurred in such capacity.

            (c) For purposes of this Agreement, Working Capital shall be calculated in accordance with this Agreement (including the Form Working Capital Statement) and with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of Evant's audited, consolidated balance sheet as of December 31, 2003; provided, however, Working Capital shall not be calculated to include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of this Agreement or the transactions contemplated hereby other than as expressly set forth on Form Working Capital Statement attached hereto. Except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Estimated Working Capital, Estimated Cash Balance, Closing Working Capital, Closing Cash Balance or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be "determined in accordance with this Agreement and GAAP" (or words of similar import), then to the extent that the terms of this Agreement (including the Form Working Capital Statement) conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including the Form Working Capital Statement) shall control.

            (d) No later than three business days prior to the Closing, Evant shall cause to be prepared and delivered to Buyer, a certificate signed by the Chief Financial Officer of Evant attaching a reasonable and good faith estimate of (i) the Closing Working Capital (the "Estimated Working Capital") and (ii) the Closing Cash Balance (the "Estimated Cash Balance" and, such Certificate, the "Estimate Certificate"). The Estimated Working Capital and Estimated Cash Balance shall be determined in accordance with this Agreement and the Form Working Capital Statement. Upon delivery of the Estimate Certificate to Buyer, Evant shall provide Buyer and its representatives with reasonable access to the officers, employees, agreements and books and records of Evant (including schedules and calculations of Evant used in the preparation of the Estimate Certificate), to permit verification of the accuracy of the amounts set forth therein. The Merger Consideration payable at the Closing shall be (i) increased on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is greater than the Working Capital Target by more than $841,000 and (ii) reduced on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target by more than $841,000. In addition, the Merger Consideration payable at the Closing shall be (i) increased on a dollar for dollar basis by the amount, if any, by which the Estimated Cash Balance is greater than the Cash Balance Target and
(ii) reduced on a dollar for dollar basis by the amount, if any, by which the Estimated Cash Balance is less than the Cash Balance Target.

            (e) Buyer shall cause to be prepared and, as soon as practical, but in no event later than 30 days after the Closing Date, shall cause to be delivered to the Shareholder Representative, a calculation of the Closing Working Capital and the Closing Cash Balance (the "Initial Calculations"), together with such schedules and data with respect to the determination of the Closing Working Capital as may be appropriate to support such Initial Calculations. The Closing Working Capital and the Closing Cash Balance shall be determined in accordance with this Agreement, including the Form Working Capital Statement.

            (f) If the Shareholder Representative disagrees in whole or in part with the Initial Calculations, then within 30 days after its receipt of the Initial Calculations, it shall notify Buyer of such disagreement in writing (the "Notice of Disagreement"), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that any such objection shall be limited to any failure on the part of Buyer to prepare the Initial Calculations in accordance with the standards set forth in this Section 3.2 and to mathematical or similar errors. To be effective, any such Notice of Disagreement shall include a copy of Buyer's Initial Calculations marked to indicate those specific line items that are in dispute (the "Disputed Line

Items") and shall be accompanied by the Shareholder Representative's calculation of each of the Disputed Line Items and the Shareholder Representative's revised Initial Calculations setting forth its determination of the Closing Working Capital and the Closing Cash Balance, as the case may be. To the extent the Shareholder Representative provides a Notice of Disagreement within such 30-day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder. In the event that the Shareholder Representative does not provide a Notice of Disagreement within such 30-day period, the Shareholder Representative shall be deemed to have accepted in full the Initial Calculations as prepared by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Buyer and the Shareholder Representative shall use commercially reasonable efforts for a period of 15 days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such 15-day period, Buyer and the Shareholder Representative shall have access to the schedules and calculations of the other used in the preparation of the Initial Calculations and the Notice of Disagreement and the determination of the Closing Working Capital, the Closing Cash Balance and Disputed Line Items. Each Party shall also use commercially reasonable efforts to provide the other Party with access to supporting documentation for the Initial Calculations and the Notice of Disagreement and the determination of the Closing Working Capital, the Closing Cash Balance and Disputed Line Items. If, at the end of such period, Buyer and the Shareholder Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items shall be referred to the New York, New York office of KPMG or, if such firm refuses or is unable to so serve, such other recognized firm of independent certified public accountants selected by the mutual agreement of Buyer and Shareholder Representative (the "Settlement Accountants"). If Buyer and the Shareholder Representative are unable to agree on the choice of the Settlement Accountants, they will select by lot a nationally recognized accounting firm which is willing to so serve (after excluding Evant's and Buyer's regular accounting firms) to be the Settlement Accountants. Buyer and the Shareholder Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Section 3.2. The Settlement Accountants shall be directed to determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it), whether the Initial Calculations were prepared in accordance with the standards set forth in this Section 3.2 and whether and to what extent (if any) the Closing Working Capital or the Closing Cash Balance requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted. The Settlement Accountants shall resolve each Disputed Line Item by calculating such Disputed Line Item in accordance with this Agreement (for each such Disputed Line Item, the amount so calculated is referred to as the "SA Determined Amount") and establishing as the final amount of such Disputed Line Item, whichever of the amount proposed by Buyer or the amount proposed by the Shareholder Representative for such Disputed Line Item which is closest (or equal) to the SA Determined Amount for such Disputed Line Item. The Surviving Corporation and the Shareholder Representative shall each furnish to the Settlement Accountants relevant documents and information in their possession relating to the disputed issues, and shall provide interviews and answer questions, as such Settlement Accountants may reasonably request. The determination of the Settlement Accountants shall be final, conclusive and binding on the parties. The costs, fees and expenses of the Settlement Accountants shall be paid by the Equityholders (by a reduction in the Adjusted Merger Consideration) and by Buyer (by an increase in the Adjusted Merger Consideration) based on the relative difference between the

Parties' positions and the Closing Working Capital or the Closing Cash Balance, as applicable, determined by the Settlement Accountants. By way of illustration, if Buyer claims before the Settlement Accountants that the Closing Working Capital is negative $10,000,000, and the Shareholder Representative claims before the Settlement Accountants that the Closing Working Capital is negative $7,000,000, and if the Settlement Accountants ultimately resolve the dispute by determining that Closing Working Capital is negative $8,000,000, then the fees, costs and expenses of the Settlement Accountants shall be allocated 2/3 (i.e., 10,000,000 - 8,000,000) to the Buyer and 1/3 (i.e., 8,000,000 - 7,000,000) to
the Equityholders. Similarly, if Buyer claims before the Settlement Accountants that the Closing Working Capital is negative $10,000,000, and the Shareholder Representative claims before the Settlement Accountants that the Closing Working Capital is negative $7,000,000, and if the Settlement Accountants ultimately resolve the dispute by determining that Closing Working Capital is equal to or greater than negative $7,000,000, then the fees, costs and expenses of the Settlement Accountants shall be allocated 100% to the Buyer and 0% to the Equityholders.

            (g) If the difference between the Closing Working Capital as finally determined in accordance with the provisions above and the Estimated Working Capital shall be payable to the Equityholders as additional Merger Consideration if positive and deducted from the General Escrow if negative. In like manner, if the difference between the Closing Cash Balance as finally determined in accordance with the provisions above and the Estimated Cash Balance shall be payable to the Equityholders as additional Merger Consideration if positive and deducted from the General Escrow if negative.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Except as disclosed in a document dated as of the date of this Agreement and delivered by Evant to Buyer prior to the execution and delivery of this Agreement and referring to the relevant representations and warranties in this Agreement (the "Evant Disclosure Schedule"), as of the date of this Agreement, Evant hereby represents and warrants to Buyer the following:

      4.1 Organization and Qualification.

            (a) Each of Evant and its Subsidiaries (as defined in Section 4.1(b)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Evant and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the financial condition or results of operations of Evant, taken as a whole, other than with respect to any adverse effects that directly or indirectly result from general economic conditions affecting Evant or the industry in which Evant competes.

            (b) Section 4.1(b) of the Evant Disclosure Schedule sets forth for each Subsidiary of Evant (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Evant have been duly authorized and are validly issued, fully paid, and nonassessable. Evant or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Evant, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Evant and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Evant to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Evant. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Evant. Except for the Subsidiaries set forth in Section 4.1(b) of the Evant Disclosure Schedule, neither Evant nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person. As used herein, "Liens" means all liens, claims, pledges, restrictions, rights of others, voting agreements, charges or other encumbrances of any kind or nature whatsoever. As used herein, "Subsidiary" shall mean any corporation or other entity more than 50% of the stock or other ownership interest of which (measured by virtue of voting rights) is owned by Evant. As used herein, "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

      4.2 Articles of Incorporation and Bylaws. The copies of Evant's Articles of Incorporation and Bylaws set forth in Section 4.2 of the Evant Disclosure Schedule are true, complete and correct copies of Evant's current articles of incorporation and bylaws and are in full force and effect. Evant is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

      4.3 Shareholders. Section 4.3 of the Evant Disclosure Schedule contains a true and accurate list of the holders of record of all of the shares of capital stock of Evant (the "Shareholders") and all options, warrants, purchase rights, or other contracts or commitments that could require Evant to sell, transfer, or otherwise dispose of any capital stock of Evant, setting forth next to such holders name the number of such shares and, if applicable, the exercise price and other terms thereof.4.4 Authority Relative to This Agreement. Evant has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Evant and the consummation by Evant of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and, except for obtaining the consent of Evant's shareholders to the Merger as required by the CGCL and the

Company's articles of incorporation, no other corporate proceedings on the part of Evant are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Evant and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Evant, enforceable against Evant in accordance with its terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

      4.5 Capitalization.

            (a) Evant is authorized to issue up to 52,570,921 shares consisting of (i) 29,500,000 shares of Common Stock, and (ii) 23,070,921 shares of Preferred Stock, of which 13,624,173 shares are designated as Series 1 Preferred, 3,678,771 shares are designated as Series 2 Preferred, and 5,767,977 shares are designated as Series 3 Preferred. As of the date hereof, there are issued and outstanding (i) 2,981,887 shares of Common Stock, (ii) 13,449,173 shares of Series 1 Preferred, (iii) 3,678,771 shares of Series 2 Preferred, and
(iv) 5,629,827 shares of Series 3 Preferred.

            (b) All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all applicable securities laws, have not been issued in violation of, and are not subject to, any preemptive rights which have not been duly and validly waived, and no shareholder has a right of rescission with respect thereto.

      4.6 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Evant does not, and the performance by Evant of its obligations hereunder will not, assuming that all consents, approvals, authorizations and permits described on Section 4.6(a) of the Evant Disclosure Schedule have been obtained and all filings and notifications described on Section 4.6(a) of the Evant Disclosure Schedule have been made, (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Evant, (ii) conflict with or violate any law applicable to Evant or by which any property or asset of Evant is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any material property or asset of Evant pursuant to, any Contract, Permit, franchise or other obligation to which Evant is a party or by which any property or asset of Evant is bound, except, in the case of clauses (ii) or (iii), for such conflicts, violations, breaches, defaults, rights of termination, amendments, accelerations or cancellations, or Liens which would not reasonably be expected to have a Material Adverse Effect on Evant.

            (b) The execution and delivery of this Agreement by Evant does not, and the performance by Evant of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by Evant with or notification by Evant to, any governmental entity that, if not obtained or made, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      4.7 Permits; Compliance with Laws. Evant is in possession of all permits necessary for Evant to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on the Business as it is now being conducted, and, as of the date of this Agreement (the "Permits"), none of the Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Evant, threatened, except for such Permits for which the failure to possess or the suspension or termination of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Evant is not in conflict with, or in default or violation of, (i) any law applicable to Evant or by which any property or asset of Evant is bound or affected or (ii) any Permits, except for such conflict, default or violation which would not reasonably be expected to have a Material Adverse Effect. Evant has not received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of laws which would reasonably be expected to have a Material Adverse Effect. As used herein, "knowledge" shall mean, in the case of Evant, the actual knowledge, as of the date of this Agreement, of Bob Lewis, Hope Cochran, Mark Oney, Jack Harbaugh, Keith Bishop, Mike Matacunas and Homer Dunn, after making due inquiry of other officers charged with senior administrative or operational responsibility of such matters.

      4.8 Financial Statements.

            (a) Evant has delivered to Buyer true, complete and correct copies of the following financial statements:

                  (i) audited statements of income and cash flows of Evant for the fiscal year ended December 31, 2002, and an audited balance sheet of Evant as of December 31, 2002, together with the related notes and schedules, if any (such audited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the "Year 2002 Financial Statements");

                  (ii) audited statements of income and cash flows of Evant for the fiscal year ended December 31, 2003, and an audited balance sheet of Evant as of December 31, 2003, together with the related notes and schedules, if any (such audited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the "Year 2003 Financial Statements");

                  (iii) unaudited statements of income and cash flows of Evant for the fiscal year ended December 31, 2004, and an unaudited balance sheet of Evant as of December 31, 2004, together with the related notes and schedules, if any (such unaudited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the "Year 2004 Unaudited Financial Statements");

                  (iv) unaudited statements of income and cash flows of Evant for the six-month period ended June 30, 2005 and an unaudited balance sheet (the "June 30 Financial Statements") of Evant as of June 30, 2005 (the "Balance Sheet Date") (such Year 2002 Financial Statements, Year 2003 Financial Statements, Year 2004 Unaudited Financial Statements and June 30 Financial Statements are referred to collectively herein as the "Financial Statements").

            (b) On or before the Closing Date, Evant will deliver to Buyer true, complete and correct copies of the audited statements of income and cash flows of Evant for the fiscal year ended December 31, 2004, and an audited balance sheet of Evant as of December 31, 2004, together with the related notes and schedules, if any (such audited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the "Year 2004 Audited Financial Statements").

            (c) Except as set forth on the June 30 Financial Statements, Evant has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are, individually or in the aggregate, material to the Business and that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. All reserves established by Evant and set forth in the Financial Statements are in accordance with GAAP, consistently applied. On the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5) that were not adequately provided for in the June 30 Financial Statements.

            (d) The Financial Statements fairly present, in all material respects, the financial position of Evant and results of operations and cash flows as of and for the periods indicated therein, and the Year 2004 Audited Financial Statements will fairly present, when delivered, the financial position of Evant and results of operations and cash flows as of and for the periods indicated therein.

      4.9 Owned Real Property. Evant does not own any real property or hold any options to purchase real property.

      4.10 Absence of Certain Changes or Events. Since the Balance Sheet Date, Evant has conducted its businesses only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement, since the Balance Sheet Date:

            (a) There has been no event which has had a Material Adverse Effect on Evant;

            (b) Neither the Business, properties nor assets of Evant have suffered a loss (whether or not covered by insurance), as the result of fire, explosion, earthquake, accident, labor trouble, condemnation or taking of property by any governmental entity, flood, windstorm, pestilence, embargo, riot, act of God or the public enemy, any other casualty or similar event or any other cause, which loss has, will have or could reasonably be expected to have a Material Adverse Effect;

            (c) Evant has not declared or paid any dividend or other distribution (whether in ownership interests or property (other than cash) or any combination thereof) in respect of any ownership interests of Evant;

            (d) Evant has not purchased, redeemed or otherwise acquired (or committed itself to purchase, redeem or acquire), directly or indirectly, any ownership interests or other security of Evant;

            (e) Evant has not made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity, other than inventory, equipment and supplies acquired in the ordinary course of business consistent with past practice;

            (f) Evant has not, except in the ordinary course of business consistent with past practice, sold or otherwise disposed of any material assets of Evant;

            (g) Evant has not sold, assigned, transferred, conveyed or licensed, or committed itself to sell, assign, transfer, convey or license, any Intellectual Property (as defined in Section 4.15), other than in the ordinary course of business;

            (h) Evant has not waived or released any right or claim of material value to its business, including any write-off or other compromise of any material account receivable of Evant;

            (i) Evant has not paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms other than in the ordinary course of business consistent with past practice;

            (j) Evant has not made any payment or commitment to pay any severance or termination pay to any employee of Evant;

            (k) Evant has not made any wage or salary increase or bonus, or increase in any other direct or indirect compensation for or to any employee, officer, director, consultant, agent or other representative, other than to non-officers or non-director employees, consultants, agents or other representatives in the ordinary course of business consistent with past practices;

            (l) Evant has not made any loan or advance to any of its equity owners, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business consistent with past practice;

            (m) Evant has not pledged or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for Liens for current taxes which are not yet delinquent or which are being contested in good faith and purchase-money Liens arising out of the purchase or sale of products made in the ordinary course of business and in any event not in excess of $35,000 for any single item or $75,000 in the aggregate;

            (n) Evant has not materially changed any of its accounting methods, principles, procedures or practices;

            (o) Evant has not materially changed any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales or budget policies; and

            (p) Evant has not entered into any agreement to do any of the foregoing.

      4.11 Employee Benefit Plans; Labor Matters.

            (a) (i) No assets of Evant are subject to any Lien relating to any "employee benefit plan" (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that would affect in any manner whatsoever Buyer's right, title and interest in, or Buyer's right to use or enjoy, free and clear of any Lien, any assets of Evant or any aspect of the Business. "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Evant is, or at any time for which any relevant statute of limitations remains open was, treated as a single employer pursuant to sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the "Code").

                  (i) Neither Evant nor any ERISA Affiliate has maintained, contributed to, or incurred any liability or obligation with respect to, any employee pension benefit plan subject to Title IV of ERISA or section 412 of the Code, including any "multi-employer plan" (as defined in ERISA), nor to any "multiple employer welfare arrangement" (as defined in ERISA) that could reasonably be expected by reason of the transactions contemplated by this Agreement to become a liability of Buyer or to attach to any assets of Evant.

                  (ii) Evant maintains for its employees the 401(k) plan described on Section 4.11(a)(iii) of the Evant Disclosure Schedule.

                  (iii) Evant does not maintain any employee welfare benefit plan that provides medical or life insurance following an employee's termination of employment, other than as required by section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable law.

            (b) Evant is not a party to any collective bargaining or other labor union Contract applicable to persons employed by Evant, and no collective bargaining agreement is being negotiated by Evant. Since January 1, 2003, there has not been, there is not presently pending or existing, and to the knowledge of Evant, there is not threatened, any labor dispute, strike, work stoppage or employee grievance process against Evant that may interfere with the business activities of Evant. As of the date of this Agreement, to the knowledge of Evant, neither Evant nor any of its representatives or employees has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint filed or threatened against Evant with the National Labor Relations Board or any comparable governmental entity.

            (c) Evant is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, equal employment opportunity, immigration, wages, hours and occupational safety and health and employment practices. Evant is not liable for the payment of any taxes, fines, penalties, or other amounts, however designed, for failure to comply with the foregoing laws and regulations. There are no controversies pending or, to the knowledge of Evant, threatened, between Evant and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, and there are no existing factors or circumstances that could reasonably be expected to result in such an action, suit, proceeding, claim, arbitration or investigation. To the knowledge of Evant, no employees of Evant are in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Evant because of the nature of the business conducted or presently proposed to be conducted by Evant or to the use of trade secrets or proprietary information of others. Evant has not received since January 1, 2005, any written or, to Evant's knowledge, oral notice that any such employee intends to terminate his or her employment with Evant.

      4.12 Contracts. Set forth on Section 4.12 of the Evant Disclosure Schedule is a list of the following Contracts to which Evant is a party or by which or to which any of the assets of Evant are bound or subject, in effect on the date hereof (collectively, the "Material Contracts"), true and complete copies of which have been provided or made available to Buyer or its counsel:

            (a) distributor, sales, marketing, vendor, advertising, financial advisory, broker-dealer, agency or manufacturer's representative Contracts involving more than $20,000;

            (b) continuing Contracts for the purchase or provision of materials, supplies, equipment or services involving in the case of any such Contract more than $20,000 over the life of the Contract;

            (c) Contracts that expire, or may be renewed at the option of any Person other than Evant so as to expire, more than one year after the date of this Agreement and involving more than $20,000 in the aggregate;

            (d) trust indentures, mortgages, promissory notes, loan agreements or other Contracts for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

            (e) Contracts for capital expenditures in excess of $50,000 in the aggregate;

            (f) Contracts currently in effect that were entered into in the ordinary course of business and that involve the payment or receipt of consideration in excess of $20,000;

            (g) Contracts for the sale, lease or sublease of real property;

            (h) Contracts for the sale of any material assets or properties of Evant or for the grant to any Person of any preferential rights to purchase any material assets or properties of Evant, other than in the ordinary course of business;

            (i) Contracts establishing joint ventures or partnerships;

            (j) Contracts containing any material obligations or liabilities of any kind to holders of ownership interests of Evant except for contracts for the sale or purchase of such ownership interests which have been fully performed;

                  (k) Contracts relating to the acquisition by Evant of any operating business or any capital stock of any other Person;

                  (l) Contracts requiring the payment to any Person of any material override or similar commission or fee;

                  (m) Contracts with any current or former officer or director, including any employment or deferred compensation Contract and any compensation, bonus, incentive plan, severance or change-in-control Contract;

                  (n) agreements of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person that involve the potential payment by Evant of amounts in excess of $25,000 in the aggregate;

                  (o) Contracts that were not made in the ordinary course of business and that are material to Evant taken as a whole; and

                  (p) Each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing Contracts.

         Evant is not in violation of or in default under (nor has there occurred any event that with the giving of notice or the expiration of any cure period would result in such a violation of or default under) any Material Contract, except for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Evant and, to the knowledge of Evant, each of the other parties thereto, enforceable in accordance with its terms, in each case, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

         4.13 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Evant, threatened against Evant and, Evant has not received any written, or, to the knowledge of Evant, oral claim that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation that would have a Material Adverse Effect. Evant has not received any written or, to the knowledge of Evant, oral notice that could reasonably be expected to result in the denial of insurance coverage under policies issued to Evant in respect of such suits, claims, actions, proceedings and investigations. Evant and the Business are not subject to any outstanding order, writ, injunction or decree. No injunction, judgment, or other order has been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Evant or any of their assets arising by reason of the transaction contemplated by this Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by this Agreement, or seeks damages related thereto.

         4.14 Environmental Matters. To the knowledge of Evant, (i) Evant is in compliance with all federal, state, local and foreign statutes, codes, laws, ordinances, regulations, rules, guidance, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to pollution or the protection of human health or the environment ("Environmental Laws") except such noncompliance as would not reasonably be expected to have a Material Adverse Effect; (ii) all past noncompliance of Evant with Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) Evant has not released a Hazardous Waste, Hazardous Material or Hazardous Substance (as defined in any Environmental Law) at, or transported a Hazardous Material to or from, any real property leased or occupied by Evant, in violation of any Environmental Law.

         4.15 Intellectual Property.

                  (a) As used in this Agreement, "Intellectual Property" shall mean Licensed Intellectual Property (defined below), all patents, inventions, registered and unregistered trademarks, trade names, service marks, Internet domain name registrations, copyrights, copyrightable material (whether or not registered) and any renewal rights therefor, trade secrets, know-how, computer software programs, Software Programs (defined below) or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing that are used in the Business and/or in any product, technology or process (i) currently manufactured, used, referenced, licensed, published, marketed, sold or owned by Evant, or (ii) currently under development for possible future manufacturing, publication, marketing, licensing or other use by Evant.

                  (b) Section 4.15(b) of the Evant Disclosure Schedule contains a true and complete list of all of the following items of Intellectual Property owned by Evant: patents, patent applications, trademark registrations, trademark applications, other material trademarks, trade names, service mark registrations, service mark applications, other material service marks, Internet domain name registrations and copyright registrations and applications.

                  (c) The Intellectual Property consists solely of items and rights that are: (i) owned by Evant; (ii) in the public domain; or (iii) used by Evant pursuant to a valid third party license (the "Licensed Intellectual Property"). Section 4.15(c) of the Evant Disclosure Schedule contains a true and complete list of all the Licensed Intellectual Property used by Evant. The parties, date, term and the licensed Intellectual Property of each such third party license agreement (each, a "License Agreement") is also set forth on
Section 4.15(c) of the Evant Disclosure Schedule; provided, however, that any License Agreement to any commercially available Licensed Intellectual Property that can be acquired or licensed for less than $25,000 individually, including, without limitation, commercially available software programs, need not be set forth on Section 4.15(c) of the Evant Disclosure Schedule. All licenses to use the Licensed Intellectual Property will be transferable to Buyer immediately following the Effective Time. To the knowledge of Evant, Evant has all rights in the Intellectual Property necessary to carry out Evant's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted). To Evant's knowledge, Evant is not in breach of any License Agreement.

                  (d) Evant owns or possesses adequate licenses or other valid rights to use all Intellectual Property within the Business, and the operation of the Business as currently conducted does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, logo, or, to the knowledge of Evant, any mask work or patent or any other personal or intellectual property right of any Person. No written or, to the knowledge of Evant, oral claims (i) challenging the validity, effectiveness or, other than with respect to the Licensed Intellectual Property, ownership by Evant of any of the Intellectual Property owned by Evant, (ii) challenging the validity of Evant's use of the Licensed Intellectual Property in its Business or claiming a breach of any License Agreement; or (iii) to the effect that Evant's operation of the Business infringes or will infringe on any intellectual property or other personal right of any Person, have been asserted to Evant. To the knowledge of Evant, no such claims are threatened by any Person, nor are there, to the knowledge of Evant, any valid grounds for any bona fide, material claim of infringement. To the knowledge of Evant, all registered, granted or issued patents, trademarks, Internet domain name registrations and registered copyrights owned by Evant are enforceable and subsisting. To the knowledge of Evant, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third-party, agent, director, officer, employee or former employee, director, officer or agent.

                  (e) All personnel, including employees, officers, directors, agents, consultants and contractors, who have contributed to or participated in the conception, use or development of the Intellectual Property have executed agreements that require such personnel to assign any and all interest in the Intellectual Property to Evant and to keep confidential all trade secrets, proprietary data, customer information or other business information of Evant.

                  (f) Evant is not, nor as a result of the execution or delivery of this Agreement, or performance of Evant's obligations hereunder will Evant be, in violation of any license, sublicense, agreement or instrument to which Evant is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Evant's obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property, except as will not have, individually or in the aggregate, a Material Adverse Effect.

                  (g) Section 4.15(g) of the Evant Disclosure Schedule contains a true and complete list of all of the software programs owned by or under the development of Evant (the "Software Programs"). Software Programs do not include Licensed Intellectual Property. Evant owns full and unencumbered right and good and marketable title to the Software Programs free and clear of all mortgages, pledges, security interests, conditional sales agreements, charges or other Liens of any kind, except for Evant's licensing of the Software Programs in the ordinary course of business.

                  (h) Except for escrow agreements entered into in the ordinary course of business that provide source code to those Persons listed on Section 4.15(h) of the Evant Disclosure Schedule, each of whom are bound by an appropriate confidentiality Contract, the source code and system documentation relating to the Software Programs (i) have been disclosed by Evant only to personnel who have a "need to know" the contents thereof in connection with the performance of their duties to Evant, and (ii) have not been disclosed to any third party.

         4.16 Taxes.

                  (a) To the extent that failure to do so would adversely affect Buyer, Evant, the Business or Buyer's ownership of the capital stock of Evant or operation of Evant or the

Business, Evant has timely filed all material Tax Returns that he, she or it was required to file. All such Tax Returns have been true and complete in all material respects. All Taxes required to have been paid by Evant (whether or not shown or required to be shown on any Tax Return) have been paid to the extent that failure to do so would adversely affect Buyer, Evant, the Business or Buyer's ownership of the capital stock of Evant or operation of Evant or the Business. No claim has ever been made in writing by an authority in a jurisdiction where Evant does not file Tax Returns that Evant is or may be subject to taxation in such jurisdiction. To the extent that failure to do so would adversely affect Buyer, Evant, the Business or Buyer's ownership of the capital stock of Evant or operation of Evant or the Business, Evant has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or shareholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed in all material respects. There is no material dispute or claim concerning any Tax liability of Evant (A) raised by any authority in writing or (B) of which Evant has knowledge. Evant has not waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency. Evant is not a party to any Tax allocation or sharing agreement pursuant to which Buyer could have any liability following Closing.

                  (b) As used in this Agreement:

                        (i) "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, custom duties, ownership interests, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary, or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

                        (ii) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         4.17 Insurance. Evant is presently insured, and during each of the past three calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Evant maintains, in full force and effect, the insurance policies set forth on Section 4.17 of the Evant Disclosure Schedule.

         4.18 Properties. Evant has good and marketable title, free and clear of all Liens, to all its material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the June 30 Financial Statements as being owned by Evant as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business consistent with past practices since the Balance Sheet Date, (ii) Liens disclosed in the notes to such financial statements,
(iii) any Liens arising in the ordinary course of business consistent with past practices after the Balance Sheet Date and (iv) any Permitted Liens. All buildings, and all fixtures, equipment and other property and assets that are material to Evant's Business on a consolidated basis, held under leases or sub-leases by Evant are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Evant's equipment in regular use has been reasonably maintained and is in serviceable condition, ordinary wear and tear excepted. The assets of Evant constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Evant. As used herein, "Permitted Liens" shall mean the following: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material; (b) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (c) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable law; (e) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; and (f) such other Liens as would not reasonably be expected to have a Material Adverse Effect on Evant.

         4.19 Brokers. Other than fees payable to Seven Hills upon the Closing, no broker, finder or investment banker is entitled to any brokerage, finders' or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Evant.

         4.20 Certain Business Practices. Neither Evant nor, to the knowledge of Evant, any director, officer, agent or employee of Evant (in his or her capacity as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         4.21 Business Activity Restriction. There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Evant is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business by Evant as currently conducted. Evant has not entered into any agreement under which Evant is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

         4.22 Export Control Laws. Evant has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act of 2001 and all implementing Export Administration regulations, except for such violations which would not have, individually or in the aggregate, a Material Adverse Effect.

         4.23 Interested Party Transactions. No executive officer, director, Affiliate or equity owner of Evant has engaged in any business dealings with Evant during the last three years other than business dealings engaged on behalf of Evant in which such Person had no pecuniary interest other than compensation from Evant in connection with services rendered as a director, officer, employee or consultant or such Person's equity ownership interest in Evant. "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause
(ii) acts in any such capacity.

         4.24 Accounts Receivable. All accounts receivable of Evant that are reflected on the June 30 Financial Statements represent valid obligations arising from sales actually made or services actually performed by Evant in the ordinary course of business. Unless paid prior to the Closing Date, such accounts receivable are, as of the Closing Date, reasonably current (meaning not more than approximately 60 days past the date of invoicing) and reasonably anticipated to be collectible net of the allowances or reserves shown on the June 30 Financial Statements or on the accounting records of Evant as of June 30, 2005. Section 4.24 of the Evant Disclosure Schedule sets forth an aged list of accounts receivable of Evant as of June 30, 2005.

         4.25 Customers and Suppliers. Evant has received no written, or, to the knowledge of event, oral notice from any material customer or supplier of Evant asserting that such customer does not intend to pay for services rendered or products purchased, stating that such supplier does not intend to continue to supply goods or services to Evant or alleging that Evant is in breach or default under any Contract with such customer or supplier. No material customer or supplier has cancelled or otherwise terminated, or to Evant's knowledge, threatened to cancel or otherwise terminate, its relationship with Evant since January 1, 2005. Except as set forth in the Assumed Contracts, Evant has no agreements or arrangements establishing, creating or relating to any rebate, promotion or other allowance that involves any obligation or liability to any customer that is material or outside the ordinary course of business.

         4.26 Employee Complaints. Since January 1, 2005, to the knowledge of Evant, Evant has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee (i) who had previously submitted to his or her supervisor or anyone else in a position of authority with Evant any written, or to the knowledge of Evant, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Evant or its employees relating to accounting, internal accounting controls or auditing matters, or (ii) who has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress. Since January 1, 2005, no employee of Evant (i) has submitted to his or her supervisor or to someone else in a position of authority any written, or to the knowledge of Evant, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Evant or its employees relating to accounting, internal accounting controls or auditing matters or (ii) has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.

         4.27 Disclosures. No representation or warranty or other statement made by Evant in this Agreement, the Evant Disclosure Schedule, any supplement thereto, or the certificates delivered pursuant to Section 7.3 contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

         As of the date of this Agreement, Buyer and Merger Sub jointly represent and warrant to Evant the following:

         5.1 Organization; Good Standing. Buyer has been duly organized and is validly existing and in good standing under the laws of Georgia and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.

         5.2 Authority Relative to This Agreement. Each of Buyer and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due authorization, execution and delivery by Evant, constitutes the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

         5.3 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Buyer and Merger Sub does not, and the performance by Buyer and Merger Sub of their obligations hereunder will not, (i) conflict with or violate any provision of their respective articles of incorporation or bylaws, (ii) assuming that all consents, approvals, authorizations and permits described on Schedule 5.3 have been obtained and all filings and notifications described on Schedule 5.3 have been made, conflict with or violate any law applicable to Buyer or Merger Sub or
(iii) result in any breach of or constitute a default (or an event that with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer or Merger Sub pursuant to, any Contract, permit, franchise or other obligation, which conflict, violation, breach or default would reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

                  (b) The execution and delivery of this Agreement by Buyer and Merger Sub does not, and the performance by Buyer and Merger Sub of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by Buyer or Merger Sub with or notification by Buyer or Merger Sub to, any governmental entity, except as disclosed on Schedule 5.3.

         5.4 Ownership and Operations of Merger Sub. Buyer owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders' or other fee or commission in connection with this Agreement or transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

                                   ARTICLE VI

                                    COVENANTS

         6.1 Employees of the Business. Prior to the Closing Date, Evant will provide Buyer and its representatives reasonable access to all personnel files for the employees engaged in the Business that Buyer intends to hire following the Closing other than those for which any employee's consent is required by law. Evant will use commercially reasonable efforts to obtain such consent, but shall in no case be obligated to make any payment, or provide any consideration, to obtain such consent.

         6.2 Consents; Failure to Obtain Consents. Prior to Closing, Evant will, upon request of Buyer, use commercially reasonable efforts to obtain the consents, approvals and waivers of any and all third parties required in connection with the transactions contemplated by this Agreement, but shall in no case be obligated to make any payment, or provide any consideration, to obtain such consent. Evant shall, as soon as practicable and no later than three business days after the date hereof, solicit the written consent of the Shareholders to this Agreement, the Merger, the appointment of the Shareholder Representative and the other transactions contemplated by this Agreement.

         6.3 Tax Returns. Evant shall duly file or cause to be filed (or obtain in a timely fashion an authorized extension to file) all Tax Returns related to Taxes of any nature with respect to Evant or the Business for all periods ending on or prior to the Closing Date and pay all Taxes due with respect to such periods. Buyer shall duly file or cause to be filed all required Tax Returns related to Taxes of any nature with respect to Evant or the Business and pay all Taxes due with respect to all periods commencing after the Closing Date.

         6.4 Transition Cooperation. Evant agrees to reasonably cooperate with Buyer to facilitate the transition of ownership of Evant to Buyer.

         6.5 Notification. Between the date of this Agreement and the Closing, each party shall promptly notify the other in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of such party's representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such party's discovery of, such fact or condition. Should any such fact or condition require any change to the Evant Disclosure Schedule, Evant shall promptly deliver to Buyer a supplement to such schedule specifying such change. Such delivery of the supplement shall not, alone, affect any rights of Buyer under Section 9.2 (Effect of Termination) and Article VIII (Indemnification). During the same period, each party also shall promptly notify the other party of the occurrence of any breach of any covenant of such party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VII (Conditions Precedent; Closing Deliveries) impossible or unlikely.

         6.6 Confidentiality. Each party will treat and hold as confidential all confidential information concerning the other party's business ("Confidential Business Information"), and shall refrain from using any of the Confidential Business Information except in connection with this Agreement or as may be required to be disclosed by applicable law or administrative or legal process or pursuant to any securities exchange rules. "Confidential Business Information" shall not include any information which (i) is already generally available to the public or (ii) is lawfully disclosed by a third party who at the time of such disclosure was, to the knowledge of the receiving party, not bound by any confidentiality agreement. In the event that a party is requested or required, by oral question or request for information or documents in any Proceeding, to disclose any Confidential Business Information of another party, such party will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Business Information in connection with any Proceeding, such party may disclose the Confidential Business Information to the Person so requesting it; provided, however, that such party shall use commercially reasonable efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Business Information required to be disclosed as the other party shall designate. Notwithstanding anything herein to the contrary, the Parties agree and acknowledge that: (a) each Party (and each employee, representative, or other agent of each Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to each Party relating to such tax treatment or tax structure (provided that the confidentiality provisions of this Agreement shall continue to apply to information that is irrelevant to understanding the tax treatment or tax structure of the transactions contemplated hereby and thereby).

         6.7 Public Announcements. Neither Buyer nor Evant shall make any press release or public announcement concerning the existence of this Agreement or the transactions contemplated hereby, except with the consent of Evant or Buyer, respectively, and except as and to the extent that any such Party shall be so obligated by law, in which case the other Parties shall be advised and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement to comply with accounting and Securities and Exchange Commission disclosure obligations or applicable regulatory disclosure obligations. The parties agree that the initial press release announcing the execution of this Agreement shall be a joint press release in the form attached hereto as Exhibit 6.7.

         6.8 Sales and Transfer Tax Expenses. If the transactions contemplated by this Agreement are not exempt from sales and use Taxes and other transfer Taxes, Buyer shall pay such Taxes and any and all recording fees imposed upon the transfer of the capital stock of Evant hereunder and the filing of any instruments, except as provided in Sections 2.6(d) or 2.6(e).

         6.9 No Solicitation of Other Offers. (a) Each of Evant and its Subsidiaries shall, and shall use all reasonable efforts (including directing or instructing the relevant Persons as appropriate) to procure that each of its and their respective Representatives shall, immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. Evant and its Subsidiaries shall not take, and shall not authorize or permit their respective Representatives to take, any action (i) to solicit, initiate or knowingly encourage or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal,
(ii) to enter into any agreement, contract or commitment (or letter of intent or similar document) with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below or in connection with the termination of this Agreement pursuant to Section 9.1(d), in accordance with the terms and under the circumstances contemplated below in this Section 6.9(a), or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, contract or commitment that would require Evant to abandon, terminate or fail to consummate the Transactions, (iii) to initiate or participate in any way in any discussions or negotiations with (other than such discussions or negotiations as may be reasonably necessary regarding a confidentiality agreement referred to in clause (1) below), or furnish or disclose any information to, any Person (other than Buyer or Merger Sub) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) to grant any waiver or release under any standstill, confidentiality or similar agreement relating to a possible acquisition, merger, business combination or other similar transaction between Evant and any other Person (other than a Subsidiary of Evant) entered into by Evant or any of its Subsidiaries or any of their Representatives; provided, that, prior to obtaining the approval of the Evant Shareholders contemplated by
Section 6.2, in response to an unsolicited written Acquisition Proposal (that was not made in material violation of any standstill, confidentiality, or similar agreement entered into by Evant or otherwise entered into for the benefit of or enforceable by Evant) and otherwise in compliance with its obligations under Section 6.9(c), Evant may:

                        1. request clarifications from, or furnish information to, (but not enter into discussions with) any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with Evant containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of Section 6.6 hereof, or omits restrictive provisions contained in Section 6.6 hereof, then Section 6.6 hereof shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, Evant agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in Section 6.6 hereof to the same extent, and (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal; or

                        2. participate in discussions or negotiations with, request clarifications from, or furnish information to, any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with Evant containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of Section 6.6 hereof, or omits restrictive provisions contained in Section 6.6 hereof, then Section 6.6 hereof shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, Evant agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in Section 6.6 hereof to the same extent, (B) the Board of Directors of Evant reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and (C) the Board of Directors of Evant determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside nationally recognized legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

         Without limiting the foregoing, Buyer, Merger Sub and Evant agree that if any Representative of Evant or its Subsidiaries takes any action that, if taken by Evant would constitute a violation of the restrictions set forth in this Section 6.9(a), whether or not such Person is purporting to act on behalf of Evant or any of its Subsidiaries, such action shall constitute a breach by Evant of this Section 6.9(a). It is understood that no discussions with any Person shall be deemed to constitute a violation of this Section 6.9(a) if (i) Evant or such Representative did not know or have reason to know that such discussion related to an Acquisition Proposal and (ii) such discussion was immediately ceased once Evant or such Representative knew or had reason to know that such discussion related to an Acquisition Proposal.

                  (b) Neither the Board of Directors of Evant nor any committee thereof shall (i) withdraw, modify or amend, or publicly propose to withdraw, modify or amend, in a manner adverse to Buyer or Merger Sub, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby, (ii) subject to Section 9.1(d), approve or recommend any Acquisition Proposal, (iii) subject to Section 9.1(d), cause Evant to accept such Acquisition Proposal and/or enter into any Acquisition Agreement, or (iv) resolve to do any of the foregoing; provided, that the Board of Directors of Evant may withdraw, modify or amend such recommendation prior to obtaining the approval of the Evant Shareholders contemplated by Section 6.2 if (A) Evant has complied with its obligations under this Section 6.9, (B) the Board of Directors of Evant reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law and
(C) prior to taking such actions, the Board of Directors of Evant shall have given Buyer at least 48 hours notice of its intention to take such action and the opportunity to propose changes to the terms of this Agreement and Evant shall negotiate in good faith with respect to such changes. Any such withdrawal, modification or change shall not change the approval of the Board of Directors of Evant for purposes of causing any state takeover statute or other similar law to be inapplicable to the transactions contemplated by this Agreement. During the term of this Agreement, subject to Section 9.1(d), nothing contained in this Section 6.9(b) shall limit Evant's obligation to seek the written consent of Evant's Shareholders referred to in Section 6.2 and to submit this Agreement and the Transactions for adoption and approval by Evant's Shareholders (including, without limitation, regardless of whether the recommendation of the Board of Directors of Evant of this Agreement or the Merger shall have been withdrawn or modified).

                  (c) In addition to the obligations of Evant set forth in
Section 6.9(a), Evant shall as promptly as practicable (and in any event within 24 hours) advise Buyer of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, and, unless the information is subject to a confidentiality agreement entered into on or prior to July 8, 2005, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation. Unless the information is subject to a confidentiality agreement entered into on or prior to July 8, 2005, Evant shall also, within 24 hours of the receipt thereof, promptly provide to Buyer copies of any written materials received by Evant in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. Unless the information is subject to a confidentiality agreement entered into on or prior to July 8, 2005, Evant shall keep Buyer fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Buyer fully informed as to the material details of any information requested of or provided by Evant and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to Buyer within 24 hours of receipt thereof all written materials received by Evant with respect thereto. Evant shall promptly provide to Buyer any non-public information concerning Evant provided to any other Person in connection with any Acquisition Proposal, which was not previously provided to Buyer. If an event that is not caused by Evant, its Subsidiaries or any of their Representatives occurs which prevents Evant from complying with the timing of the information delivery requirements set forth in this Section 6.9(c), Evant shall not be deemed to be in violation of this
Section 6.9(c) provided that (i) Evant acts reasonably and in good faith to supply the required information as soon as possible and (ii) such delay in the receipt of information does not adversely affect Buyer in any material respect.

                  (d) Nothing contained in this Agreement shall prohibit the Board of Directors of Evant nor any committee thereof from (i) making and disclosing to the Evant shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Evant shareholders if the Board of Directors of Evant determines in good faith, after consultation with outside nationally-recognized legal counsel (which may be its current outside legal counsel), that failure to make such disclosure pursuant to this clause (ii) would be inconsistent with its fiduciary duties under applicable law.

                  (e) Evant shall promptly (and in any event within three Business Days following the date hereof) request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Evant or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of Evant, and Evant shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement). Such written requests shall contain a notice to each Person that any information that is sent to Evant in the future will not be treated as confidential pursuant to such confidentiality agreement (to the extent such conduct would not create any conflicts with any confidentiality agreement entered into on or prior to July 8, 2005).

                  (f) For purposes of this Agreement, the following definitions shall apply:

                        1. "Acquisition Agreement" shall mean any letter of intent, agreement in principle, acquisition agreement, stock purchase agreement or other similar agreement relating to an Acquisition Proposal.

                        2. "Acquisition Proposal" shall mean (a) any proposal or offer (including any proposal to Evant shareholders) from any Person or group relating to (i) any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of Evant and its Subsidiaries or 15% or more of any class of equity securities of Evant or any of its Subsidiaries in a single transaction or a series of related transactions, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning 15% or more of any class of equity securities of Evant or any of its Subsidiaries or the filing with the SEC of a registration statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Evant or any of its Subsidiaries or (b) any public announcement by or on behalf of Evant, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                        3. "Representative(s)" shall mean with respect to any Person, such Person's Affiliates, officers, directors, representatives, investment bankers, attorneys, accountants and other agents.

                        4. "Superior Proposal" shall mean a bona fide written proposal or offer made by any Person (other than Buyer or an Affiliate of Buyer) to acquire, directly or indirectly, (a) more than 50% of the shares of any class of equity securities of Evant pursuant to a tender offer, separately or followed by a merger, (b) all of the shares of any class of equity securities of Evant pursuant to a merger or otherwise or (c) all or substantially all of the assets of Evant and its Subsidiaries, (i) on terms (taken as a whole) which the Board of Directors of Evant determines in good faith, after consultation with a financial advisor of nationally recognized reputation (which may be its current financial advisor), would, if consummated, be more favorable from a financial point of view to Evant or its shareholders (in their capacity as such) than the transactions contemplated hereby, (ii) which the Board of Directors determines in good faith (after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation (which may be its current financial advisor)) is reasonably capable of being consummated (taking into account such factors as the Board of Directors of Evant in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing, the likelihood of obtaining any necessary financing in a timely manner and the likelihood that the proposed transaction would be consummated) and the identity of the Person making such proposal), (iii) which, at the time the Superior Proposal is accepted (if at all), is not conditioned on the receipt of any financing and (iv) which is not made in material violation of any standstill, confidentiality or similar agreement entered into by Evant or otherwise entered into for the benefit of, or enforceable by, Evant.

         6.10 Conduct of the Business. During the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Evant agrees, except to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (i) to carry on Evant's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) to use its best efforts consistent with past practices and policies to preserve the Business and all Intellectual Property,
(iii) to use its best efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement. In furtherance and not in limitation of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Evant covenants and agrees that Evant will not do or agree or commit to do, any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

                  (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Evant;

                  (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business consistent with past practices;

                  (c) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of Evant's capital stock, or declare or pay any dividend or make any other distribution in respect of any of Evant's capital stock;

                  (d) issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Evant's capital stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock;

                  (e) adjust, split, combine or reclassify any of Evant's capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Evant's capital stock or sell, lease, mortgage, lend or otherwise dispose of or otherwise encumber any asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration;

                  (f) acquire direct or indirect control over any real property;

                  (g) purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers or purchase of any assets, in any Person, or otherwise acquire direct or indirect control over any Person;

                  (h) grant any increase in compensation or benefits to the any of the directors, employees or officers of Evant or pay any bonus, enter into or amend any severance agreements with director, officer or employee of Evant;

                  (i) make any significant change in any Tax or accounting methods or systems of internal accounting controls or make any material election with respect to Taxes, except as may be appropriate to conform to changes in Tax laws, regulatory accounting requirements or GAAP;

                  (j) commence any litigation other than in accordance with past practice or settle any litigation involving any liability of Evant for money damages in excess of $50,000 or material restrictions upon the operations of Evant;

                  (k) modify, amend or terminate any Material Contract or waive, release, compromise or assign any material rights or claims; or

                  (l) incur or become obligated to incur any expenses exceeding $50,000, whether capitalized, expended or otherwise other than in the ordinary course of business, excluding any expenses or obligations incurred in connection with this Agreement or the transactions contemplated hereby.

         6.11 Employment Matters.

                  (a) Evant shall use commercially reasonable efforts to ensure that the employees set forth in Schedule 6.11 shall each have entered into an Employment Agreement and/or a Non-Competition Agreement with Buyer with terms substantially similar to agreements provided to similarly situated employees of Buyer, effective as of the Closing Date, but shall in no case be obligated to make any payment, or provide any consideration, to obtain such employees' consent.

                  (b) With respect to any individual employed by Evant at the Effective Time (the "Company Employees"), Buyer shall cause the Surviving Corporation to provide such Company Employees with the following compensation and benefits for the time during the 12 month period immediately following the Closing Date that such Company Employee is employed by the Surviving Corporation (or any of its Subsidiaries): (i) base salary not less than the level of base salary for such Company Employee in effect as of the date hereof and annual bonus targets consistent with annual bonus target amounts that Buyer provides for similarly situated employees of Buyer as of the date hereof, (ii) employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than the employee benefit plans, programs, contracts and arrangements provided by Buyer to similarly situated employees of Buyer as of the date hereof, as well as, for any Company Employee who does not have contractual severance benefits, severance benefits that are consistent with Buyer's severance practices with employees of Buyer that are similarly situated to the affected Company Employee with respect to skills, responsibilities and job scope, provided, however, that nothing in this
Section 6.11(b) shall be construed as any guarantee of employment or any obligation of Buyer, Evant or the Surviving Corporation to continue the employment of any Company Employee for any period of time after the Effective Time. Buyer or one of its affiliates shall recognize the service of Company Employees with Evant prior to the Effective Time as service with Buyer and its affiliates in connection with any Tax-qualified pension plan, 401(k) savings plan, cafeteria plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Buyer or one of its affiliates which is made available following the Effective Time by Buyer or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement; provided, however, that with respect to any defined benefit pension plan maintained by Buyer or one of its affiliates in which such Company Employee participates following the Closing Date, such service credit shall be measured from the earliest date that such employee commenced participation in a Tax-qualified pension or savings plan maintained by Evant or one of its affiliates. Buyer shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Effective Time by Buyer or one of its affiliates, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of Evant and its Subsidiaries during the portion of the relevant plan year including the Effective Time.

         6.12 Customer and Other Business Relationships. Evant will not take any action with the intent to discourage any lessor, licensor, customer, supplier, or other business associate of Evant or any of its Subsidiaries from maintaining the same business relationships with Evant and its Subsidiaries after the Closing as it maintained with Evant and its Subsidiaries prior to the Closing.

         6.13 Indemnification and Insurance. The Surviving Corporation shall not amend its Bylaws to change the provisions of Section 5.7 thereof in a manner which adversely impacts the availability of indemnification to any agent (as defined therein) with respect to matters arising out of actions occurring prior to the Effective Time. For the period commencing immediately after the Effective Time until the second anniversary of the Effective Time, Buyer shall maintain in effect Evant's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by Evant's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Buyer may substitute therefor policies, including a tail policy, issued by reputable insurers, providing at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that any cost of such insurance coverage in excess of $35,000 shall be deemed to be a reduction of the Cash of Evant for purposes of Section 3.2(b) hereof.

         6.14 Reasonable Business Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their respective reasonable business efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party, if any, necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that nothing herein shall require Buyer to waive any condition to closing or other right of Buyer hereunder. For purposes hereof, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

                                  ARTICLE VII

                    CONDITIONS PRECEDENT; CLOSING DELIVERIES

         7.1 Conditions Precedent of Buyer. The obligations of Buyer to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by Buyer in writing to the extent permitted by applicable law:

                  (a) Each of the representations and warranties of Evant contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, except where the failure to be so true and correct has not had a Material Adverse Effect, and Evant shall have delivered to Buyer a certificate of an officer of Evant to that effect.

                  (b) Evant shall have performed and complied in all material respects with all covenants under this Agreement to be performed or complied with by it at or prior to the Closing Date, except where the failure to so perform and comply has not had a Material Adverse Effect, and Evant shall have delivered to Buyer a certificate of an officer of Evant to that effect.

                  (c) No injunction, judgment, or other order shall have been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Evant, any of Evant's assets or Buyer arising out of the transactions contemplated by this Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by this Agreement, or seeks damages related thereto.

                  (d) Evant shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority listed on
Schedule 7.1(d).


                  (e) The following documents required to be executed or delivered at Closing by Evant pursuant to this Agreement shall have been so executed or delivered: (i) all documents described in Section 7.1(a), (b), (d),
(h), (i), and (j) and (ii) all documents described in Section 7.3.

                  (f) The Agreement and all transactions contemplated thereby shall have been duly approved by Evant's board of directors and the holders of the requisite number of shares of Evant capital stock under the CGCL and Evant's Articles of Incorporation.

                  (g) There have occurred between the date hereof and the Closing Date no events that, individually or in the aggregate, have had a Material Adverse Effect on Evant.

                  (h) Buyer shall have received a certificate executed in the name of and on behalf of Evant by each of the Chief Executive Officer and the Chief Financial Officer of Evant, in their capacity as officers and not in their capacity as individuals, to the effect that the Financial Statements and the 2004 Audited Financial Statements fairly represent in all material respects the financial position of Evant and the results of operations and cash flows as of and for the periods indicated therein.

                  (i) Evant shall have entered into a services agreement with Staples, Inc. in form and substance approved by Buyer, which approval shall not be unreasonably withheld.

                  (j) Evant shall have delivered to Buyer true, complete and correct copies of the Year 2004 Audited Financial Statements and the financial condition and results reflected therein shall not be materially different than information with respect to such period provided in the Financial Statements.

                  (k) Holders of no more than ten percent (10%) of the shares of Evant's capital stock issued and outstanding at the Effective Time, calculated on a fully-converted basis, shall be eligible to assert dissenters' rights under the CGCL.

         7.2 Conditions Precedent of Evant. The obligations of Evant to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by Evant in writing to the extent permitted by applicable law:

                  (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and Buyer shall have delivered to Evant a certificate of an officer of Buyer to that effect.

                  (b) Buyer shall have performed and complied in all material respects with all covenants under this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Evant a certificate of an officer of Buyer to that effect.

                  (c) No injunction, judgment, or other order shall have been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Evant, any of Evant's assets or Buyer arising by reason of the transactions contemplated by this Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by this Agreement, or seeks damages related thereto.

                  (d) Buyer shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority listed on
Schedule 7.2(d).

                  (e) All documents required to be executed or delivered at Closing by Buyer pursuant to this Agreement shall have been so executed or delivered.

         7.3 Deliveries by Evant. At the Closing, Evant will deliver or will cause to be delivered to Buyer:

                  (a) Good standing certificates, or certificates of existence where applicable, relating to Evant from the Secretary of State of California;

                  (b) Signature pages of Evant to the Escrow Agreement;

                  (c) A Secretary's Certificate of Evant attesting to the incumbency of the officers executing this Agreement, resolutions authorizing the transaction and other certificates and agreements delivered by Evant at Closing; and

                  (d) An opinion of counsel to Evant, substantially in the form attached hereto as Exhibit 7.3(d).

         7.4 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Evant:

                  (a) A certificate of existence relating to Buyer from the Secretary of State of the State of Georgia;

                  (b) Signature pages of Buyer to the Escrow Agreement;

                  (c) A Secretary's Certificate of Buyer attesting to the incumbency of the officers executing this Agreement, resolutions authorizing the transaction and the other certificates and agreements delivered by Buyer at the Closing; and

                  (d) An opinion of counsel to Buyer, substantially in the form attached hereto as Exhibit 7.4(d).

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

         8.1 Survival of Representations and Warranties. The representations and warranties of Evant and Buyer contained in Article III and Article IV of this Agreement shall survive the Closing until the date 14 months after the Effective Time. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

         8.2 Indemnification.

                  (a) Subsequent to the Effective Time, subject to the provisions below, the Equityholders shall indemnify and hold harmless Buyer and its affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, employees, shareholders, members, partners, agents, heirs, executors, successors and assigns (collectively, the "Buyer Indemnified Parties"), for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred (hereinafter a "Loss") by any Buyer Indemnified Party by reason of, resulting from, or arising out of (i) any misrepresentation or breach of any representation or warranty made by Evant contained in this Agreement as of the Closing Date, (ii) any breach or non-performance by Evant of any covenants under this Agreement to be performed or complied with by Evant at or prior to the Closing Date, and (iii) any Loss incurred by any Buyer Indemnified Party with respect to or associated with litigation of the claims described in Section 4.13 of the Disclosure Schedule. For the sole purpose of determining the amount of Losses resulting from a breach by Evant of a representation, warranty, covenant or agreement, any materiality qualification or limitation contained in the applicable representation, warranty, covenant or agreement (whether by the terms "material" or "materiality" or by reference to a "Material Adverse Effect," a "Material Adverse Change," or words of similar meaning) shall be disregarded. The General Escrow Amount shall be the sole and exclusive recourse of the Buyer Indemnified Parties with respect to any Losses for which indemnification is provided pursuant to this Section 8.2(a), except for damages relating to a claim for actual fraud (including claims for actual fraud based on intentional misrepresentation or fraudulent concealment), in which case the maximum recovery of the Buyer Indemnified Parties shall be the proceeds, if any, that the Equityholders receive pursuant to this Agreement. If, after the date which is 14 months after the Effective Time, any portion of the General Escrow Amount has not been paid or reserved for payment to the Buyer Indemnified Parties, then, subject to the obligations under Section 3.1(d) of this Agreement, each Equityholder shall be entitled to receive its allocable portion of such funds.

                  (b) Subsequent to the Effective Time, subject to the provisions below, the Equityholders shall indemnify and hold harmless the Buyer Indemnified Parties for any Loss incurred by any Buyer Indemnified Party by reason of, resulting from, or arising out of any payment or refund made by the Surviving Corporation or Buyer to Staples, Inc. in connection with the Staples Contract. The Staples Escrow Amount shall be the sole and exclusive recourse of the Buyer Indemnified Parties with respect to any Losses for which indemnification is provided pursuant to this Section 8.2(b). If, after the date which is 6 months after the Effective Time, any portion of the Staples Escrow Amount has not been paid or reserved for payment to the Buyer Indemnified Parties, then, subject to the obligations under Section 3.1(d) of this Agreement, each Equityholder shall be entitled to receive its allocable portion of such funds.

                  (c) Subsequent to the Effective Time, subject to the provisions below, the Equityholders shall indemnify and hold harmless the Buyer Indemnified Parties for any Loss incurred by any Buyer Indemnified Party by reason of, resulting from, or arising out of any payment (whether by settlement or as required by any regulatory authority) by the Surviving Corporation or Buyer to any dissenting Shareholder in respect of any Dissenting Share in an amount in excess of the Relevant Per Share Merger Consideration. The Dissenting Shares Escrow Amount shall be the sole and exclusive recourse of the Buyer Indemnified Parties with respect to any Losses for which indemnification is provided pursuant to this Section 8.2(c). If, at any time after the Effective Time, a holder of shares of capital stock of Evant who is eligible to assert dissenters' rights under the CGCL loses such eligibility, within five (5) business days after the date of such loss of eligibility, a portion of the Dissenting Shares Escrow Amount shall be released from escrow (subject to the obligations under Section 3.1(d) of this Agreement) to those Equityholders who shall be entitled to receive a portion of such funds, which portion shall be equal to (i) 120% of the greater of (A) the Relevant Per Share Merger Consideration or (B) that portion of the Adjusted Merger Consideration which would be payable with respect to such share if, prior to the calculation of the Relevant Per Share Merger Consideration, all shares of Preferred Stock convertible into shares of Common Stock were converted into shares of Common Stock, minus (ii) any amounts paid to such shareholder in satisfaction of or settlement of such holder's dissenters' rights claims.

                  (d) Subsequent to the Effective Time and for a period of 14 months thereafter, subject to the provisions below, Buyer and the Surviving Corporation shall indemnify and hold harmless the Equityholders and their respective affiliates and each of their respective officers, directors, employees, shareholders, members, partners, agents, heirs, executors, successors and assigns (collectively, the "Equityholder Indemnified Parties"), for any and all Losses incurred by such Equityholder Indemnified Party that are incident to, arise out of, in connection with or related to, whether directly or indirectly
(i) any misrepresentation or breach of any representation or warranty made by Buyer or Merger Sub in this Agreement, (ii) any breach or non-performance by Buyer or Merger Sub of its covenants contained in this Agreement, or (iii) the operation of the business of Buyer, the Surviving Corporation, or any of their Subsidiaries after the Effective Time. For the sole purpose of determining the amount of Losses resulting from a breach by Buyer of a representation, warranty, covenant or agreement, any materiality qualification or limitation contained in the applicable representation, warranty, covenant or agreement (whether by the terms "material" or "materiality" or by reference to a "Material Adverse Effect," a "Material Adverse Change," or words of similar meaning) shall be disregarded.

         8.3 Notice of Claims.

                  (a) Any Buyer Indemnified Party or Equityholder Indemnified Party seeking indemnification hereunder (the "Indemnified Party") shall, within the relevant limitation period provided for in Section 8.1 and 8.2, give (i) in the case of indemnification sought by any Equityholder Indemnified Party, to Buyer, and (ii) in the case of indemnification sought by any

Buyer Indemnified Party, to the Shareholder Representative, a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such written notice shall not relieve the party obligated to provide indemnification (the "Indemnitor") of its obligations hereunder, except to the extent the Indemnitor shall have been materially prejudiced by such failure.

                  (b) An Indemnitor (acting through Buyer, in the case of indemnification sought by any Equityholder Indemnified Party, and acting through the Shareholder Representative, in the case of indemnification sought by a Buyer Indemnified Party) shall have 30 days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Dispute Notice"). Within 15 days after the giving of any Dispute Notice, a representative of the Indemnitor and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 30 days of the giving of the Dispute Notice, the Parties shall thereupon proceed to pursue any and all available remedies at law, subject to Section 10.7 of this Agreement. If the Indemnitor agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then the Indemnified Party shall be entitled to receive the amount set forth in the Claim Notice.

                  (c) Notwithstanding the foregoing, the provisions of this
Section 8.3 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which claims are provided for by Section 8.5.

         8.4 Mitigation; Exclusivity of Remedy. Upon any Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article VIII, an Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses. Without limiting the generality of the foregoing, each Indemnified Party shall use reasonable efforts to collect proceeds of any insurance policies to reduce the amount of any Losses, and any liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by any Indemnified Party shall not constitute a "Loss" if proceeds from insurance for the same are received by the Indemnified Party within a reasonable period of time following the occurrence of the same. In the event that any Indemnified Party satisfies a claim of indemnification under this Article VIII from an escrow described in Sections 3.1(a), (b) or (c), and subsequently such Indemnified Party receives reimbursement from an insurance provider for the same claim of indemnfication, such Indemnified Party shall either return the proceeds of the escrow to the applicable escrow fund from which such proceeds were received, if such escrow is then still in effect, or, if such escrow has been terminated, directly to the Equityholders (subject to any obligations under Section 3.1(d) of this Agreement) in accordance with the provisions of this Agreement. From and after the Closing, recovery of damages for Losses as set forth in this Agreement shall be the exclusive remedies of the Parties with respect to any and all matters covered by this Agreement.

                  8.5 Third Person Claims. If a claim by a third Person is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify (a) Buyer, in the case of indemnification sought by any Equityholder Indemnified Party, and (b) the Shareholder Representative, in the case of indemnification sought by any Buyer Indemnified Party, in writing of such claims, setting forth such claims in reasonable detail. If the third party claim is with respect to Taxes of Evant or any of its Subsidiaries, Buyer shall notify the Shareholder Representative in writing no later than five Business Days after learning of the intention of a Tax authority to audit Evant or any of its Subsidiaries; provided, that failure to give such written notice shall not relieve the Indemnitor of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure. An audit includes a request for information made by a Tax Authority in a jurisdiction in which Evant or any of its Subsidiaries had not been filing Tax Returns. The Indemnitor shall have 15 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; provided, further, that, if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, the Indemnitor shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitor does not notify the Indemnified Party in writing within 15 days after receipt of the Indemnified Party's written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at Indemnitor's cost, risk and expense, the defense, compromise or settlement of the claim, but shall not thereby waive any right to indemnity therefore pursuant to this Agreement. The Indemnitor shall pay the Indemnified Party's expenses as and when incurred. The Indemnitor shall not, except with the consent of the Indemnified Party, enter into any settlement that (a) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim or consent to entry of any judgment, (b) involves non-monetary relief or remedy, including any restrictions on the Indemnified Party's ability to operate or compete or (c) exceeds the remaining amount in the applicable Indemnity Escrow Amount.

                  8.6 Limitations on Indemnification of Losses. No Indemnified Party may seek indemnification under this Agreement until (a) the aggregate amount of all Losses then asserted by such Indemnified Party, exceeds (b) the aggregate amount of all Losses then asserted by the Indemnitor (as an Indemnified Party) by at least $50,000.

         8.7 Disputes. In any legal proceeding in which any claim for indemnification is at issue, the non-prevailing party to the proceeding shall pay its own expenses, attorneys' fees and costs, as well as the attorneys' fees and costs reasonably incurred by the other party to the legal proceeding. For purposes of this Section 8.7, a party seeking indemnification shall be deemed to be the "non-prevailing party" unless a judge, jury, arbitrator or other official presiding over the proceeding awards the party seeking indemnification more than one-half (1/2) of the amount in dispute.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written agreement of Buyer and Evant;

                  (b) by Buyer or Evant if the Closing shall not have occurred on or prior to October 31, 2005 (or such later date as the Parties may have agreed in writing), and the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(b);

                  (c) by Buyer or Evant if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (d) by Evant, if a Superior Proposal is received by Evant and the Board of Directors of Evant reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), prior to obtaining the approval of the Evant Shareholders contemplated by Section 6.2, that failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would be inconsistent with its fiduciary duties under applicable law; provided, that Evant may not terminate this Agreement pursuant to this Section 9.1(d) unless Evant has complied with its obligations under Section 6.3 (other than unintentional, immaterial breaches that do not adversely affect the rights of Buyer or Merger Sub) and (x) until three (3) Business Days have elapsed following delivery to Buyer of a written notice of such proposed determination by the Board of Directors of Evant and during such three (3) Business Day period Evant has cooperated with Buyer (including informing Buyer of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) to provide sufficient information for Buyer to modify its proposal, (y) at the end of such three (3) Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal (after taking into consideration any changes to the terms of this Agreement by Buyer after the receipt of written notice), and the Board of Directors of Evant continues to reasonably determine in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would be inconsistent with its fiduciary duties under applicable law and (z) (A) prior to or concurrently with such termination, Buyer has received the Termination Fee set forth in Section 9.2 by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination Evant enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; or

                  (e) by Buyer or Evant (provided that such Party is not then in material breach of any representation, warranty, covenant or other obligation contained in this Agreement) in the event of a breach by any other Party (the "Breaching Party") of any representation, warranty, covenant or other obligation of the Breaching Party under this Agreement which cannot be or has not been cured by the Breaching Party within 30 days after the non-breaching Party's delivery of written notice to the Breaching Party of the existence of such breach and of the non-breaching Party's intent to terminate this Agreement as a result thereof (provided that such delivery of written notice was made as soon as practicable following the non-breaching party's discovery of the event of a breach by the Breaching Party).

         9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, all obligations of the Parties hereto under this Agreement shall terminate and there shall be no liability or obligation on the part of Evant or Buyer to any other party hereto, except that the obligations of the Parties under Section 6.7 (Public Announcements), this
Section 9.2, Section 10.2 (Expenses) and Section 10.6 (Governing Law and Jurisdiction) of this Agreement shall remain in full force and effect.

         In the event that this Agreement is terminated pursuant to Section 9.1(d) or 9.1(e), Evant, in the case of Section 9.1(d) or the Breaching Party, in the case of Section 9.1(e), shall promptly, but in no event later than 5 business days after the date of such termination, pay the other Party a fee (the "Termination Fee") equal to $5,000,000, payable in cash by wire transfer of same day funds.

                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

           if to Buyer or Merger Sub:

           Manhattan Associates, Inc.
           2300 Windy Ridge Parkway, Suite 700
           Atlanta, Georgia  30339
           Attention:  Chief Executive Officer
           Telecopier:  678-597-7011
           with copies to:

           David K. Dabbiere, Esq.
           Manhattan Associates, Inc.
           2300 Windy Ridge Parkway, Suite 700
           Atlanta, Georgia  30339
           Facsimile:  770-308-0166

           and

           Morris, Manning & Martin, LLP
           1600 Atlanta Financial Center
           3343 Peachtree Road, N.E.
           Atlanta, Georgia  30326
           Attention:  Larry W. Shackelford, Esq.
           Facsimile:  404-365-9532

           if to Evant:

           Evant, Inc.
           235 Montgomery Street, 13th Floor
           San Francisco, California 94104
           Attention:  Robert Lewis
           Facsimile:  415-283-1899

           with a copy to:

           DLA Piper Rudnick Gray Cary
           2000 University Avenue
           East Palo Alto, CA 94303
           Attention:  James M. Koshland, Esq.
           Facsimile: 650-833-2001

           if to the Shareholder Representative:
           Ted Schlein
           c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road

           Menlo Park, CA 94025
           Facsimile:  650-233-0300

         10.2 Expenses. Except as otherwise provided herein, expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

         10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law.

         10.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         10.5 Incorporation of Exhibits. The Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

         10.6 Governing Law and Jurisdiction. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws principles. Evant, Buyer, Merger Sub and the Shareholder Representative hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby, except those matters required to be submitted to arbitration, to the jurisdiction of the United States District Court for the Northern District of Georgia and the jurisdiction of any court of the State of Georgia located in Cobb County, Georgia (in the case of any action brought by Evant or the Shareholder Representative) and to the jurisdiction of the United States District Court for the Northern District of California and the jurisdiction of any court of the State of California located in Santa Clara County, California (in the case of any action brought by Buyer or Merger Sub) and waive any and all objections to jurisdiction that they may have under the laws of the State of Georgia (with respect to Evant and the Shareholder Representative), the State of California (with respect to Buyer and Merger Sub) or the United States (with respect to Evant, Buyer, Merger Sub and the Shareholder Representative).

         10.7 Waiver of Jury Trial; Arbitration.

                  (a) Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

                  (b) Settlement of disputes arising under this Agreement shall be resolved by arbitration. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Buyer and Evant in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration shall be held in such place in the Atlanta, Georgia, metropolitan area (in the case of any action brought by Evant or the Shareholder Representative) or San Francisco metropolitan area (in the case of any action brought by Buyer or Merger Sub) as may be specified by the arbitrator (or any place upon which Evant, Buyer and the arbitrator may agree), and shall be conducted in accordance with the Rules and (regardless of any other choice of law provision in this Agreement) the United States Arbitration Act (9 U.S.C. Section 1-16) to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be in writing and final and binding as to any matters submitted under this Section; and, if necessary, any decision may be entered in any court of record having jurisdiction over the subject matter or over the party against whom the judgment is being enforced. The determination of which party (or combination of them) shall bear the costs and expenses of such arbitration proceeding shall be determined by the arbitrator. The arbitrator shall have jurisdiction to decide any and all issues presented to it that arise out of or related to this Agreement or the transactions contemplated hereby, including the issue of whether or not the arbitrator has jurisdiction to decide any particular dispute, controversy or claim. The arbitrator shall have the discretionary authority to award that all or a part of the reasonable attorneys' fees of one party in connection with the arbitration shall be reimbursed by another party.

         10.8 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement

         10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         10.10 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto.

         10.11 No Third-Party Beneficiaries. No Person not a Party to this Agreement shall have rights under this Agreement as a third-party beneficiary or otherwise.

         10.12 Amendments and Waivers. This Agreement may be amended by Buyer, Merger Sub and Evant by an instrument in writing signed on behalf of Buyer, Merger Sub and Evant. Any term or provision of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof.

         10.13 No Rule of Construction. All of the Parties have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties, and no rule of construction will be invoked respecting the authorship of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal on the date first above written.

MANHATTAN ASSOCIATES, INC.                      EVANT, INC.

By:  /s/ Steven R.  Norton                      By:  /s/ Robert R. Lewis
     ---------------------                           -------------------
Name:  Steven R. Norton                         Name:  Robert R. Lewis
       ----------------                                ---------------
Title:  CFO                                     Title:  CEO
        ---                                             ---

MADISON ACQUISITION CORP.                       TED SCHLEIN

By:  /s/ Steven R.  Norton                      By:  /s Ted Schlein
     ---------------------                           --------------
Name:  Steven R. Norton                         Name:  /s/ Ted Schlein
       ----------------                                ---------------
Title:  CFO                                     Title:
        ---                                            ------------------

                                 EXHIBIT 1.4(A)

                     Articles of Incorporation of MergerSub

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                   EVANT, INC.

                                       I.

           The name of this corporation is Evant, Inc.

                                       II.

           The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

           The corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is one hundred (100) shares, par value $.001 per share.

                                       IV.

           (a) The liability of the directors of this corporation for monetary damages shall be eliminated and this corporation shall provide them with indemnification (including for attorney's fees) to the fullest extent permissible under California law.

           (b) This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this corporation and its shareholders.

           (c) Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                Exhibit 1.4(a)-1

                                   EXHIBIT 3.1

                                ESCROW AGREEMENT

      This Escrow Agreement (the "Agreement") is made and entered into as of __________, 2005, by and among Manhattan Associates, Inc., a Georgia corporation ("Buyer"), Evant, Inc., a California corporation (the "Company"), Ted Schlein, an individual resident of the State of California, acting as a representative of the Equityholders ("Shareholder Representative"), and SunTrust Bank, a Georgia banking corporation ("Escrow Agent").

                                    RECITALS

      A. Buyer, Madison Acquisition Corp., a California corporation and the wholly-owned subsidiary of Buyer ("Merger Sub"), the Company and the Shareholder Representative have entered into an Agreement and Plan of Merger (the "Merger Agreement") that provides for the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions set forth therein. By virtue of the Merger, the outstanding shares of capital stock of the Company will be converted into the right to receive cash from Buyer on the basis described in the Merger Agreement. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

      B. Pursuant to Article III of the Merger Agreement, at the Effective Time, the Buyer will place into an account held by the Escrow Agent (the "Escrow Fund"), on behalf of the Equityholders (as set forth on Schedule A hereto), the Escrow Amount (as defined in Section 1.1(a) below), the release of which shall be contingent upon certain events and conditions, all as set forth herein.

      C. The Escrow Agent is willing to hold the Escrow Fund in escrow in accordance with the provisions of this Agreement and to act as Escrow Agent hereunder.

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

      1. Delivery; Investment; Protection of Escrow Fund.

            (a) Delivery; Receipt. At the Effective Time, Buyer will deliver the Escrow Amount to the Escrow Agent. The Escrow Agent shall acknowledge receipt of the Escrow Amount from Buyer promptly upon its receipt thereof to Buyer and the Shareholder Representative. The "Escrow Amount" shall be equal to the sum of the amounts set forth in the immediately following clauses (i), (ii) and (iii):

                  (i) $4,000,000, which shall be held in escrow to satisfy any claims of Buyer pursuant to Section 3.2 (Working Capital and Cash Balance Adjustments) and Section 8.2(a) (Indemnification) of the Merger Agreement (the "General Escrow Amount");

                  (ii) $____________, which is equal to 80% of the total amount of refund that Staples, Inc. is entitled to receive under an amendment to the Staples Contract, which amendment is executed and delivered by Evant and Staples, Inc. on or before the Effective Time (the "Staples Escrow Amount");

                  (iii) $____________, which is equal to, for each share of capital stock of Evant as to which a Shareholder is legally eligible to make a demand for the payment of the fair market value of the share pursuant to Section 1301 of the CGCL, 120% of the greater of (i) the Relevant Per Share Merger Consideration or (ii) that portion of the Adjusted Merger Consideration which would be


                                 Exhibit 3.1-1
payable with respect to such share if, prior to the calculation of the Relevant Per Share Merger Consideration, all shares of Preferred Stock convertible into shares of Common Stock (including shares issuable upon the exercise of Warrants other than Out of the Money Warrants) were converted into shares of Common Stock (the "Dissenting Shares Escrow Amount"); and

                  (iv) $____________, which is equal to 10% of the Adjusted Merger Consideration (including any portion placed into escrow pursuant to subsections 3.1(a), (b) and (c) of the Merger Agreement (the "Employee Retention Bonus Escrow Amount").

      (b) Investment of Escrow Fund. The Escrow Amount deposited by Buyer, any cash that may from time to time be added to or otherwise made part of the Escrow Fund, and all interest earned thereon shall be invested by the Escrow Agent at the written direction of the Shareholder Representative; provided, however, that no investment or reinvestment may be made except in the following:

                  (i) direct general obligations of, or obligations, the payment of principal of and interest on which are unconditionally guaranteed by, the United States of America or any agency thereof, maturing within the earlier of one year from the date of purchase or __________, 2006;

                  (ii) certificates of deposit or other evidences of indebtedness issued by any bank or savings institution that is insured by the Federal Deposit Insurance Corporation, maturing within the earlier of one year from the date of purchase or __________, 2006, provided that such certificates of deposit or evidences of indebtedness, to the extent they exceed the amounts covered by such insurance, are fully secured by obligations described in clause
(a) above;

                  (iii) any money market fund substantially all of which is invested in the foregoing investment categories, such as the STI Classic U.S. Treasury Securities Money Market Fund.

If the Escrow Agent has not received written direction at any time with respect to the investment of cash, the cash or such portion thereof as to which no written direction has been received, shall be invested in investments described in (iii) above. If the amount of cash is insufficient to invest, the cash will be deposited into an interest bearing account of the Escrow Agent. The Escrow Agent shall have no liability for any loss or diminution in the Escrow Fund resulting from investments made in accordance with the provisions of this Agreement. The Equityholders shall be liable for, and shall from time to time when due and payable, pay and discharge all federal, state or local taxes, including without limitation, income taxes assessed on interest or other income earned on the Escrow Fund to the extent such interest or other income has not been actually distributed to Buyer. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return, other than any Forms 1099 required by law to be issued, with respect to the Escrow Fund or any income earned thereon.

      (c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as an escrow fund in accordance with the terms of this Agreement and not as the property of Buyer, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

      2. Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Prior to 5 p.m., Eastern Time, on the date that is fourteen (14) months after the date of this Agreement (the "Expiration Date"; and such period of time from the date of this Agreement through and including the Expiration Date, the "Expiration Period"), subject to the time limitations set forth in the Merger Agreement, (a) the Buyer may make claims for (i) the difference between the Closing Working Capital and the Estimated Working Capital, if negative, and/or
(ii) the difference between the Closing Cash


                                 Exhibit 3.1-2

Balance and the Estimated Cash Balance, if negative, in accordance with Section
3.2 of the Merger Agreement, and (b) the Buyer Indemnified Parties may make claims for indemnifiable Losses, in accordance with Section 8.2 of the Merger Agreement, and in each such case the Escrow Amount shall be used to satisfy all such adjustments or indemnifiable Losses. All amounts remaining in the Escrow Fund on the Expiration Date shall be distributed to the Equityholders or employees of the Company as set forth in the Agreement. The foregoing notwithstanding, the Escrow Period shall not terminate with respect to such amounts (or any portion thereof) that are necessary in the reasonable judgment of Buyer, subject to the objection of the Shareholder Representative and the subsequent resolution of the matter in the manner as provided in Section 5, to satisfy any unsatisfied claims under the Merger Agreement existing prior to the termination of the Escrow Period, which claims are made in accordance with
Section 3 below; provided that any portion of the Escrow Fund not subject to such claims shall be distributed as set forth in the last sentence of this
Section 2. As soon as all such claims, if any, have been resolved, the Escrow Agent shall deliver to the Equityholders all amounts remaining in the Escrow Fund (including all accrued but unpaid interest thereon) not required to satisfy such claims. Deliveries of amounts remaining in the Escrow Fund to the Equityholdersor employees of the Company pursuant to this Section 2 shall be made in accordance with Schedule A hereto (with respect to Equityholders) and in accordance with instructions from a committee established to administer the Employee Retention Bonus Escrow Amount (with respect to employees of the Company).

      3. Claims Upon Escrow Fund. The following procedures shall govern the application of the Escrow Amount to satisfy claims by Buyer or a Buyer Indemnified Party that may be brought pursuant to the Merger Agreement. Notwithstanding the foregoing, the basis for claims against the Escrow Amount and any limitations thereon shall be governed by the Merger Agreement, which shall be controlling between Buyer, Company and the Shareholder Representative for all purposes of this Agreement and shall be applicable among Buyer, Company and the Shareholder Representative to the extent inconsistent with any provision of this Agreement.

            (a) Closing Working Capital/Closing Cash Balance Deficits. Within five Business Days (as defined below) after (i) the final determination of Closing Working Capital in accordance with Section 3.2 of the Merger Agreement and (ii) the final determination of the Closing Cash Balance in accordance with
Section 3.2 of the Merger Agreement, if (A) such Closing Working Capital is less than the Estimated Working Capital and/or (B) such Closing Cash Balance is less than the Estimated Cash Balance, then Buyer and the Shareholder Representative shall instruct the Escrow Agent, in a writing jointly executed by Buyer and the Shareholder Representative, to disburse to Buyer from the Escrow Amount an amount equal to the amount by which (x) the Estimated Working Capital exceeds the final Closing Working Capital (together with interest accrued thereon) and/or (y) the Estimated Cash Balance exceeds the final Closing Cash Balance, with each such amount stated in the joint writing. For purposes of this agreement, "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Georgia are authorized or obligated to close.

            (b) Staples Escrow Amount Claims. Upon receipt by the Escrow Agent at any time on or before the date that is six months after Effective Time, of a certificate signed by any officer of Buyer stating that a Buyer Indemnified Party has incurred an indemnifiable Loss by reason of, resulting from, or arising out of any payment or refund made by the Surviving Corporation or Buyer to Staples, Inc. in connection with the Staples Contract (a "Staples Loss Certificate"), the Escrow Agent shall, subject to this Section 3 and Sections 4 and 5, deliver to Buyer out of the Escrow Fund an amount from the Escrow Fund equal to such indemnifiable Losses. If, after the date that is six months after the Effective Time, any portion of the Staples Escrow Amount has not been paid or reserved for payment to the Buyer Indemnified Parties, then the Escrow Agent shall deliver to the Equityholders such remaining portion of the Staples Escrow Amount in accordance with Schedule A hereto.


                                 Exhibit 3.1-3

            (c) Dissenting Shares Escrow Amount Claims. Upon receipt by the Escrow Agent at any time on or before the date that is six months after Effective Time, of a certificate signed by any officer of Buyer stating that a Buyer Indemnified Party has incurred an indemnifiable Loss by reason of, resulting from, or arising out of any payment (whether by settlement or as required by any regulatory authority) by the Surviving Corporation or Buyer to any dissenting Shareholder in respect of any Dissenting Share in an amount in excess of the Relevant Per Share Merger Consideration (a "Dissenting Share Loss Certificate"), the Escrow Agent shall, subject to this Section 3 and Sections 4 and 5, deliver to Buyer out of the Escrow Fund an amount from the Escrow Fund equal to such indemnifiable Losses. If, at any time after the Effective Time, a holder of shares of capital stock of Evant who is eligible to assert dissenters rights under the CGCL loses such eligibility, within five Business Days after the date of such loss of eligibility, a portion of the Dissenting Shares Escrow Amount shall be released from escrow to those Equityholders who shall be entitled to receive a portion of such funds, which portion shall be equal to (i) 120% of the greater of (A) the Relevant Per Share Merger Consideration or (B) that portion of the Adjusted Merger Consideration which would be payable with respect to such share if, prior to the calculation of the Relevant Per Share Merger Consideration, all shares of Preferred Stock convertible into shares of Common Stock were converted into shares of Common Stock, minus (ii) any amounts paid to such shareholder in satisfaction of or settlement of such holder's dissenters' rights claims. With respect to the immediately preceding sentence, such releases from escrow shall be pursuant to instructions in a writing jointly executed by Buyer and the Shareholder Representative, with each such released amount stated in the joint writing.

            (d) Employee Retention Bonus Escrow Amount Claims. Upon receipt by the Escrow Agent at any time on or before the first anniversary date of Effective Time, of a certificate signed by (i) any officer of Buyer, (ii) the Shareholder Representative and (iii) Hope Cochran (a "Employee Retention Bonus Certificate"), the Escrow Agent shall, subject to this Section 3, deliver out of the Escrow Fund the amount set forth in the Employee Retention Bonus Certificate, to the Person or Persons and as otherwise set forth in the Employee Retention Bonus Certificate. If, after the first anniversary date of the Effective Time, any portion of the Employee Retention Bonus Escrow Amount has not been paid in accordance with one or more Employee Retention Bonus Certificates delivered to the Escrow Agent, then the Escrow Agent shall deliver to the Equityholders such remaining portion of the Employee Retention Bonus Escrow Amount in accordance with a final Employee Retention Bonus Certificate signed by (x) any officer of Buyer, (y) the Shareholder Representative and (z) Hope Cochran.

            (e) General Escrow Claims. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period, of a certificate signed by any officer of Buyer (an "Officer's Certificate"): (i) stating that Buyer has paid or properly accrued or reasonably anticipates, in good faith, that it will pay or accrue any indemnifiable Losses (other than such Losses described in Sections 3(b) and (c) above), and (ii) specifying in reasonable detail the individual items of indemnifiable Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability and the nature of the misrepresentation, breach of warranty, agreement or covenant to which such item is related, the Escrow Agent shall, subject to this Section 3 and Sections 4 and 5, deliver to Buyer out of the Escrow Fund an amount from the Escrow Fund equal to such indemnifiable Losses. Where the Officer's Certificate states that the basis for a claim upon the Escrow Fund by Buyer is that Buyer reasonably anticipates that it will pay or accrue any indemnifiable Losses and states that no such indemnifiable Losses have been paid or accrued, no payment will be made from the Escrow Fund for such indemnifiable Losses unless and until such indemnifiable Losses are actually paid or accrued.

      4. Objections to Claims. At the time of delivery of any Certificate described in Section 3(b), (c) or (d) above (each, a "Certificate") to the Escrow Agent, Buyer shall deliver to the Shareholder Representative a duplicate copy of such certificate and for a period of fifteen (15) days after Escrow Agent's receipt of such Certificate, the Escrow Agent shall make no delivery to Buyer of any portion of the


                                 Exhibit 3.1-4

Escrow Amount pursuant to Section 3 unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery (which authorization may be contained in a joint writing executed by the Shareholder Representative and Buyer delivered to the Escrow Agent in accordance with Section 3 above). After the expiration of such fifteen (15) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with Section 3 hereof, provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement (the "Objection Notice") to the claim made in a Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such fifteen
(15) day period.

      5. Resolution of Conflicts; Arbitration.

            (a) If the Shareholder Representative shall object in writing to any claim or claims made in any Certificate within the fifteen (15) day period set forth in Section 4, the Shareholder Representative and Buyer shall attempt in good faith, for a period not to exceed fifteen (15) days from Buyer's receipt of the Objection Notice (the "Negotiation Period") to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Buyer should so agree during the Negotiation Period, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent as promptly as practicable. The Escrow Agent shall be entitled to rely conclusively on any such memorandum and distribute an amount from the Escrow Fund in accordance with the terms thereof.

            (b) If no such agreement can be reached after good faith negotiation, upon the expiration of the Negotiation Period, either Buyer or the Shareholder Representative may demand arbitration of the dispute in accordance with the then current rules and procedures established by the American Arbitration Association ("AAA") for binding arbitration to resolve the dispute. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Buyer and the Shareholder Representative in accordance with the Commercial Arbitration Rules of the AAA (the "Rules"). The arbitration shall be held in such place in the Atlanta, Georgia, metropolitan area (in the case of any action brought by the Shareholder Representative) or San Francisco metropolitan area (in the case of any action brought by Buyer or Merger Sub) as may be specified by the arbitrator (or any place upon which the Shareholder Representative, Buyer and the arbitrator may agree), and shall be conducted in accordance with the Rules and (regardless of any other choice of law provision in this Agreement) the United States Arbitration Act (9 U.S.C. Sections 1-16) to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be in writing and final and binding as to any matters submitted under this
Section 5; and, if necessary, any decision may be entered in any court of record having jurisdiction over the subject matter or over the party against whom the judgment is being enforced. The determination of which party (or combination of them) shall bear the costs and expenses of such arbitration proceeding shall be determined by the arbitrator. The arbitrator shall have jurisdiction to decide any and all issues presented to it that arise out of or related to this Agreement or the transactions contemplated hereby, including the issue of whether or not the arbitrator has jurisdiction to decide any particular dispute, controversy or claim. The arbitrator shall have the discretionary authority to award that all or a part of the reasonable attorneys' fees of one party in connection with the arbitration shall be reimbursed by another party.

            (c) Notwithstanding anything herein to the contrary, the Escrow Agent shall recognize and act in accordance with a final decision resulting from any arbitration proceedings described above; provided, however, that the Escrow Agent shall not be required to participate in or otherwise become a party to any such arbitration proceedings.

      6. Actions of the Shareholder Representative. The Shareholder Representative represents and warrants to the Escrow Agent that it is duly appointed and fully authorized to act as the Shareholder

                                 Exhibit 3.1-5

Representative, as contemplated by the terms of this Agreement and the Merger Agreement. The Escrow Agent shall not be required to act upon or take notice of any direction, demand, notice, communication or instructions provided to the Escrow Agent by any recipient of Merger Consideration, but shall act upon and take notice solely of notices, communications and instructions provided to the Escrow Agent by the Shareholder Representative. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the Equityholders for whom a portion of the Escrow Amount otherwise deliverable to them has been deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Equityholders, and the Escrow Agent and Buyer may rely conclusively and without inquiry upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of every such Equityholders. The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

      7. Escrow Agent's Duties.

            (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein. The Escrow Agent may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be required to take notice of or be bound by, or responsible for, or have any duty under the terms of any other agreement among the other parties hereto, including the Merger Agreement. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

            (b) The Escrow Agent is hereby expressly authorized to comply with and obey orders of any court of law or governmental or regulatory authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

            (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

            (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

            (e) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, indemnifiable Losses, losses or expenses of any nature whatsoever, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for


                                 Exhibit 3.1-6
determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

            (f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all amounts of the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means according to the Escrow Agent's discretion, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for any damages. Furthermore, the Escrow Agent may at its option, (i) file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves, or
(ii) deposit with the clerk of any court of competent jurisdiction (and notify the parties of such deposit) all amounts held in escrow, and thereupon the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

            (g) Buyer and the Shareholder Representative, jointly and severally, agree to indemnify and hold harmless the Escrow Agent and each of the Escrow Agent's officers, directors, agents and employees (each an "Indemnified Party," and collectively, the "Indemnified Parties") from and against any and all losses, liabilities, claims, damages, expenses and costs (Including attorneys' fees) of every nature whatsoever which any such Indemnified Party may incur and which arise directly or indirectly from this Agreement or which arise directly or indirectly by virtue of the Escrow Agent's undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity in case of such Indemnified Party's gross negligence or willful misconduct. The parties hereto acknowledge and agree that any payment to the Escrow Agent pursuant to this Section 7(g) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) from the Escrow Amount; provided, however, that if no Escrow Amount remains, then Buyer shall pay the full indemnification amount to the Escrow Agent; and provided further, however, that the provisions of this Agreement shall not in any way limit the rights of the parties (other than the Escrow Agent) under Article VIII of the Merger Agreement. The provisions of this
Section 7(g) shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent.

            (h) The Escrow Agent may resign as Escrow Agent at any time upon giving at least 30 days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows: the parties shall use their commercially reasonable efforts to mutually agree on a successor Escrow Agent within thirty (30) days after receiving such notice, with written notice thereof delivered to the Escrow Agent. If no successor Escrow Agent is designated within thirty (30) days after any resignation by the Escrow Agent, the Escrow Agent shall have the right to tender into the registry or custody of any court of competent jurisdiction the Escrow Fund and shall thereupon be discharged from all further duties as Escrow Agent. The successor Escrow Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. However, such resignation shall not deprive the Escrow Agent of its compensation earned prior thereto.

      8. Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid one-half by Buyer and one-half by the Shareholder Representative (such payment by the Shareholder Representative to be from the Escrow Fund, and to which all parties hereto consent) in accordance with the fee schedule attached to this Agreement as Schedule B, which is incorporated herein by reference. If the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any action or


                                 Exhibit 3.1-7
proceeding pertaining to this Agreement or its subject matter or otherwise is required to perform any extraordinary services hereunder, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys' fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. Buyer and Shareholder Representative each agree to pay one-half of these sums upon demand.

      9. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

            If to Buyer or Merger Sub:

                  Manhattan Associates, Inc.
                  2300 Windy Ridge Parkway, Suite 700
                  Atlanta, Georgia  30339
                  Attention:  Chief Executive Officer
                  Telecopier:  678-597-7011

            with copies to:

                  David K. Dabbiere, Esq.
                  Manhattan Associates, Inc.
                  2300 Windy Ridge Parkway, Suite 700
                  Atlanta, Georgia  30339
                  Facsimile:  770-308-0166

            and

                  Morris, Manning & Martin, LLP
                  1600 Atlanta Financial Center
                  3343 Peachtree Road, N.E.
                  Atlanta, Georgia  30326
                  Attention:  Larry W. Shackelford, Esq.
                  Facsimile:  404-365-9532

            If to the Company:

                  Evant, Inc.
                  235 Montgomery Street, 13th Floor
                  San Francisco, California 94104
                  Attention:  Robert Lewis
                  Facsimile:  415-283-1899

            with a copy to:

                  DLA Piper Rudnick Gray Cary
                  2000 University Avenue
                  East Palo Alto, California 94303
                  Attention:  James M. Koshland, Esq.


                                 Exhibit 3.1-8

                  Facsimile: 650-833-2001
                  Fax:  404-365-9532

            If to the Shareholder Representative:

                  Ted Schlein
                  c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
                  Facsimile:  650-233-0300

            If to the Escrow Agent:

                  SunTrust Bank
                  Corporate Trust Department
                  25 Park Place, 24th Floor
                  Atlanta, Georgia  30303-2900
                  Attention:  Olga G. Warren
                  Facsimile:  (404) 588-7335
                  Telephone:  (404) 588-7262

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9, be deemed given upon facsimile confirmation,
(iii) if delivered by mail in the manner described above to the address as provided for in this Section 9, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section 9, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9). Notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice, request or communication prior to its actual receipt thereof. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      10. Entire Agreement. This Agreement, the Schedules hereto and the Merger Agreement constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      11. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement, under applicable law or otherwise afforded, will be cumulative and not alternative.

      12. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of each of the other parties to this Agreement and any attempt to do so will be void.


                                 Exhibit 3.1-9

Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      13. Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

      15. Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

      16. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      17. Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vi) when a reference is made in this Agreement to Schedules, such reference shall be to a Schedule to this Agreement unless otherwise indicated. The term "party" or "parties" when used herein refer to Buyer, the Shareholder Representative, Company and Escrow Agent.

      18. Amendment. This Agreement may be amended or modified only by written agreement executed by Buyer, Company and the Shareholder Representative, and if the amendment in any way affects the compensation, duties and/or responsibilities of the Escrow Agent, by a duly authorized representative of the Escrow Agent.

                      [SIGNATURES BEGIN ON FOLLOWING PAGE]



                                 Exhibit 3.1-10

      IN WITNESS WHEREOF, Buyer, Company, Shareholder Representative and Escrow Agent have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.


BUYER:


By:
   --------------------------------------
Name:
      -----------------------------------
Title:
       ----------------------------------
Tax ID No.:
            -----------------------------


COMPANY:


By:
   --------------------------------------
Name:
     ------------------------------------
Title:
       ----------------------------------
Tax ID No.:
            -----------------------------

SHAREHOLDER REPRESENTATIVE:


-----------------------------------------
------------------


SUNTRUST BANK, AS ESCROW AGENT


By:
   --------------------------------------
Name:
      -----------------------------------
Title:
       ----------------------------------






                      [Signature Page to Escrow Agreement]


                                 Exhibit 3.1-11

                                 EXHIBIT 3.2(A)

                        Statement of Net Working Capital



                                Exhibit 3.2(a)-1

                                   EXHIBIT 6.7

        Joint Press Release of Manhattan Associates, Inc. and Evant, Inc.


Contact:
     Manhattan Associates, Inc.
     Investor Relations Contact:
     Matt Robert, 678-597-7317
     mroberts@manh.com
     www.manh.com
     or
     Outlook Marketing
     Media Relations Contact:
     Michelle Meek, 312-873-3424
     michelle@outlookmarketingsrv.com



PRESS RELEASE                                 Source: Manhattan Associates, Inc.
MANHATTAN ASSOCIATES ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE EVANT
Thursday August 11, 7:30 am ET

EXTENDS LEADING SUPPLY CHAIN SOLUTION PROVIDER INTO DEMAND PLANNING & FORECASTING AND REPLENISHMENT MARKETS

ATLANTA--(BUSINESS WIRE)--Aug. 11, 2005--Manhattan Associates, Inc. (NASDAQ:
MANH - News), the global leader in providing supply chain execution and optimization solutions, has signed a definitive agreement to acquire Evant, Inc., a provider of supply chain planning and replenishment solutions. Privately held and based in San Francisco and Atlanta, Evant provides solutions to more than 60 companies in the retail, manufacturing and wholesale distribution industries, including many that are joint Manhattan Associates clients. Under the terms of the agreement, Manhattan Associates will pay approximately $50 million in cash for the company.

The Evant acquisition extends Manhattan Associates' solution footprint beyond its current supply chain execution leadership position. This combination of planning, optimization and execution solutions would make Manhattan Associates the only company in the world that provides the complete footprint for supply chain management.

Moreover, this acquisition provides the existing Evant customer base the advantage of Manhattan Associates' suite of Integrated Logistics Solutions(TM), which includes Distributed Order Management, Warehouse Management, Transportation Management, Trading Partner Management, Reverse Logistics Management and RFID in a Box(R).

"We believe the extension into supply chain planning and replenishment is a natural evolution for Manhattan Associates. We know from experience with our joint customers, that companies with the best supply chains in the world are looking for a single business partner to provide solutions and expertise for integrating their supply and demand networks," said Pete Sinisgalli, president and CEO of Manhattan Associates. "The combination of our solutions represents an important step in our plan to continue to deliver superior value to our customers and shareholders."

"Merging our company with Manhattan Associates will bring tremendous value to our customers and the market as a whole," said Robert R. Lewis, chief executive officer of Evant. "Our track record in supply chain planning


                                  Exhibit 6.7-1
and replenishment, combined with our new standalone forecasting solution, will extend Manhattan Associates' leadership from supply chain execution, positioning them as the supply chain company."

Staples, Inc., executive vice president of Supply Chain, Paul Gaffney, said, "Supply chain performance is critical in supporting Staples' commitment to making it easy to buy office products. As a customer of Manhattan Associates and Evant for several years, we see tremendous synergy and value in Manhattan Associates providing a total supply chain footprint for our operation."

The acquisition is subject to customary closing conditions and is expected to close on or before September 30, 2005. The transaction is expected to be about $0.02 dilutive to fourth quarter adjusted earnings per share (EPS) for Manhattan Associates this year. For 2006, it is expected the acquisition will add about $0.03 cents to adjusted EPS. At this time, it is not possible to estimate the impact of the transaction under Generally Accepted Accounting Principles (GAAP) due to the need to complete an independent appraisal of the net assets being acquired and the related purchase accounting adjustments. The transaction has been approved by both the Manhattan Associates board of directors and the Evant board of directors.

Manhattan Associates' senior management will host a conference call for the investment community on Thursday, August 11, 2005, at 8:30 a.m. EDT. All interested parties are invited to listen to a live Web cast of the conference call through the investor relations section of the Manhattan Associates Web site. To listen to the Web cast, please go to the Web site at least 15 minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing +1.800.642.1687 in the U.S. or Canada and +1.706.645.9291 if outside the U.S., reservation number 8641514, or via the Web at www.manh.com. The phone replay and the Internet broadcast will be available until Manhattan Associates' next earnings call.

About Manhattan Associates, Inc.

Manhattan Associates, Inc., is the global leader in providing supply chain execution and optimization solutions. It enables operational excellence through its warehouse, transportation, distributed order management, reverse logistics and trading partner management solutions, as well as its RFID, performance management and event management capabilities. These Integrated Logistics Solutions(TM) leverage state-of-the-art technologies, innovative practices and domain expertise to enhance performance, profitability and competitive advantage. Manhattan Associates has licensed more than 900 customers representing more than 1,600 facilities worldwide, which include some of the world's leading manufacturers, distributors and retailers. For more information about Manhattan Associates, visit www.manh.com.

This press release may contain "forward-looking statements" relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements, risks of international operations and general economic conditions. Additional factors are set forth in "Safe Harbor Compliance Statement for Forward-Looking Statements" included as Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.


                                  Exhibit 6.7-2

                                 EXHIBIT 7.3(D)

                        Opinion of Counsel to Evant, Inc.

                                 FORM OF OPINION
                                       OF
                       DLA PIPER RUDNICK GRAY CARY US LLP

                                ___________, 2005

To: Manhattan Associates, Inc.

We are legal counsel to Evant, Inc., a California corporation ("Evant"), and we are rendering this opinion pursuant to Section 7.3(d) of the Agreement and Plan of Merger dated August 10, 2005, by and among Evant, Manhattan Associates, Inc., a Georgia corporation (the "Buyer"), Manhattan Acquisition Corp., a California corporation (the "Merger Sub"), and Ted Schlein as Shareholder Representative (the "Merger Agreement"), pursuant to which the Merger Sub will merge with and into Evant at the Effective Time, with Evant surviving as a wholly-owned subsidiary of Buyer (the "Merger"). Capitalized terms used in this opinion, unless specifically defined herein, have the meanings assigned them in the Merger Agreement.

In connection with this opinion, we have reviewed only the documents of Evant listed on Exhibit A hereto and such other certificates and documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters relevant to this opinion, we have relied upon, and assumed the accuracy, completeness, and genuineness of, a certificate of an officer of Evant (the "Certificate"), certificates of public officials and oral and written representations made to us by officers of Evant. With respect to our opinion in Paragraph 1 regarding the good standing of Evant in California, we have relied exclusively on a certificate of the California Secretary of State and a letter from the California Franchise Tax Board. With respect to our opinion in Paragraph 5 as to applicable law, rules, or regulations, our opinion with respect thereto is limited to such California and federal laws, rules, and regulations as in our experience are normally applicable to transactions of the sort contemplated by the Merger Agreement. With respect to our opinion in Paragraphs 7, 8 and 9, we have not conducted a docket search in any jurisdiction with respect to litigation which may be pending against Evant. With respect to our opinion in Paragraph 10 hereof that all issued and outstanding shares are fully paid, we have relied exclusively upon a representation concerning receipt by Evant of consideration for such shares made to us in the Certificate in accordance with the applicable resolutions of the Board of Directors authorizing the issuance of such shares.

Where we render an opinion "to our knowledge" or concerning an item "known to us" or our opinion otherwise refers to our knowledge, it is intended to indicate that during the course of our representation of Evant in connection with the Merger, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys currently in this firm who have rendered or are rendering substantive legal services to Evant. However, except as otherwise expressly indicated, we have not undertaken any


                                Exhibit 7.3(d)-1
independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of Evant.

In addition, we have assumed that the representations and warranties as to factual matters made by Evant and you in Articles IV and V, respectively, of the Merger Agreement are true and correct. We have also assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the due execution and delivery of the Merger Agreement and all other documents referenced therein by any party other than Evant when due execution and delivery are a prerequisite to the effectiveness thereof, that you have received all of the documents that you were required to receive under the Merger Agreement, and that the Merger Agreement and all other documents referenced therein are binding obligations of each of you.

We are admitted to practice law only in the State of California and we express no opinion concerning any law other than the laws of the State of California and the federal laws of the United States. We have based our opinions solely upon such laws, rules and regulations as in our experience are typical for transactions of the type contemplated by the Merger Agreement. We note that the parties to the Merger Agreement have designated the laws of the state of Georgia to govern the Merger Agreement. Our opinions are premised upon the result that would be obtained if a California court were to apply the internal laws of the State of California to the interpretation and enforcement of the Merger Agreement (notwithstanding the designation therein of the laws of the State of Georgia). We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. Opinions of counsel licensed to practice law in states other than the State of California have not been obtained to support the opinions contained herein.

With respect to the opinions set forth in the numbered Paragraphs 1 through 10 below, we express no opinion as to (i) the effects on the enforceability of an agreement of general principles of equity, regardless of whether considered in proceedings in equity or at law, including, without limitation, concepts of materiality, good faith and fair dealing, and the availability of equitable remedies, including the rights to specific performance or injunctive relief,
(ii) compliance or noncompliance with the antifraud provisions of state and federal laws, rules and regulations concerning the issuance of securities, (iii) the effect of bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (iv) the enforceability of the Merger Agreement under Section 1670.5 of the California Civil Code (Unconscionable Contract), (v) compliance with laws and judicial decisions relating to fiduciary duties owed by directors and officers of Evant to Evant's shareholders, (vi) the enforceability of any provision of the Agreement that purports to impose a fee or penalty on a party for terminating the Merger Agreement; and (vii) the effect of Section 1698 of the California Civil Code and similar statutes and federal laws and judicial decisions providing that oral modifications to a contract or waivers of contractual provisions may be enforceable, if the modification was performed, notwithstanding any express


                                Exhibit 7.3(d)-2
provision in the agreement that the agreement may only be modified or an obligation thereunder waived in writing or creating an implied agreement from trade practices or course of conduct.

We express no opinion as to compliance with any United States federal or state antitrust statutes, rules or regulations, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

We express no opinion as to the enforceability of the consent to service, jurisdiction, venue or forum of any claim, demand, action or cause of action arising under or related to the Merger Agreement or the transactions contemplated thereby.

We express no opinion as to the effect of decisions by California courts admitting evidence extrinsic to a written agreement between the parties thereto as evidence that the parties intended a meaning contrary to that expressed by the parties in writing.

      1. Evant is a California corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to own, lease and operate its properties, and to carry on its business as now being conducted.

      2. Evant has all necessary power and authority to execute and deliver the Merger Agreement and the Escrow Agreement, to perform its obligations thereunder and to consummate the Merger.

      3. The execution and delivery of the Merger Agreement and the Escrow Agreement by Evant and the consummation by Evant of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Evant are necessary to authorize the Merger Agreement and the Escrow Agreement or to consummate the transactions contemplated thereby.

      4. Each of the Merger Agreement and the Escrow Agreement has been duly executed and delivered by Evant and constitutes the legal, valid and binding obligation of Evant, enforceable against Evant in accordance with its terms.

      5. The execution and delivery by Evant of the Merger Agreement and the Escrow Agreement does not, and the performance by Evant of its obligations thereunder will not:

            (i) conflict with or violate any provision of Evant's Articles of Incorporation or Bylaws; or

            (ii) conflict with or violate any law that is typically applicable to transactions of the type contemplated by the Merger Agreement and applicable to Evant or by which any property or asset of Evant is bound or affected.

      6. The execution and delivery of the Merger Agreement and the Escrow Agreement by Evant do not, and the performance by Evant of its obligations thereunder will not, require any consent, approval, authorization or permit of, or filing by Evant with or notification to, any


                                Exhibit 7.3(d)-3
governmental entity or authority, except as disclosed in the Evant Disclosure Schedule, the filing of an agreement of merger with the Secretary of State of the State of California and such other consents, approvals, authorizations, permits or filings by Evant which, if not obtained or made, would not be reasonably expected to result in a Material Adverse Effect on Evant.

      7. To our knowledge, (a) there are no insolvency proceedings of any character pending or threatened against Evant, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, and (b) Evant has not made any voluntary assignment for the benefit of creditors, or taken any action in contemplation of, or which would constitute the basis for, the institution of any insolvency proceedings.

      8. Except as disclosed in the Evant Disclosure Schedule, to our knowledge, there is no suit, claim, action, proceeding or investigation pending or threatened against Evant and, to our knowledge, Evant has not received any written or oral claim that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation, or the denial of insurance coverage under policies issued to Evant in respect of such suits, claims, actions, proceedings and investigations.

      9. To our knowledge, no injunction, judgment, or other order has been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Evant or any of its assets arising by reason of the transactions contemplated by the Merger Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by the Merger Agreement, or seeks damages related thereto.

      10. Evant is authorized to issue up to 52,570,921 shares consisting of (i) 29,500,000 shares of Common Stock, and (ii) 23,070,921 shares of Preferred Stock, of which 13,624,173 shares are designated as Series 1 Preferred, 3,678,771 shares are designated as Series 2 Preferred, and 5,767,977 shares are designated as Series 3 Preferred. As of the date hereof, there are issued and outstanding (i) ________ shares of Common Stock, (ii) ___ shares of Series 1 Preferred, (iii) ___ shares of Series 2 Preferred, and (iv) ___ shares of Series 3 Preferred. All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all applicable securities laws, have not been issued in violation of, and are not subject to, any preemptive rights which have not been duly and validly waived.

      The foregoing opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our express prior written consent. This opinion is rendered as of the date hereof and we undertake no obligation to update such opinion or advise you of any change in our opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

Very truly yours,


                                Exhibit 7.3(d)-4

DLA PIPER RUDNICK GRAY CARY US LLP


                                Exhibit 7.3(d)-5

                                    EXHIBIT A

1. A copy of the Articles of Incorporation of Evant, Inc., as amended to the date hereof, and as certified by the California Secretary of State.

2. A copy of the Bylaws of Evant, Inc., as certified to be complete and true by the Secretary of Evant.

3.    The Merger Agreement, including all schedules and exhibits thereto.

4.    The Escrow Agreement, including all schedules and exhibits thereto.

5. The minutes of a meeting of the Board of Directors of Evant dated August ___, 2005, approving the Merger Agreement, the Escrow Agreement and the transactions and agreements contemplated thereby.

6. Resolutions of the shareholders of Evant adopted by written consent dated _____________, 2005.

7. Certificate of good standing of Evant, Inc. issued by the Secretary of the State of the State of California on _____________, 2005.

8. Letter of good standing of Evant, Inc. issued by the State of California Franchise Tax Board on ______________, 2005.


                                Exhibit 7.3(d)-6

____________, 2005
Page


                                 EXHIBIT 7.4(D)

                           OPINION OF COUNSEL TO BUYER

                      [Morris, Manning & Martin Letterhead]


                               ____________, 2005


To the Shareholders of Evant, Inc.
         listed on Schedule 1 hereto
c/o Ted Schlein
Kleiner Perkins Caufield & Byers
2750 Sand Hill Road
Menlo Park, California  94025

      Re:   Manhattan Associates, Inc.; Merger

Ladies and Gentlemen:

      We have acted as legal counsel to Manhattan Associates, Inc., a Georgia corporation ("Buyer"), and to Madison Acquisition Corp., a California corporation and the wholly-owned subsidiary of Buyer ("Merger Sub"), in connection with the acquisition of Evant, Inc., a California corporation ("Evant"), by means of a merger pursuant to the terms and conditions set forth in that certain Agreement and Plan of Merger dated as of August 10, 2005 (the "Agreement"), by and among Buyer, Merger Sub, Evant and Ted Schlein as Shareholder Representative. This opinion letter is rendered pursuant to Section 7.4(d) of the Agreement. Terms used herein, unless otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

      In the capacity described above, we have reviewed the Agreement and considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of the articles of incorporation and bylaws (as each may be amended) of Buyer and Merger Sub, the proceedings of Buyer and Merger Sub authorizing the execution and delivery of the Agreement and the performance required of Buyer and Merger Sub thereby, a certificate of an officer of Buyer delivered to us (the "Officer's Certificate") and attached hereto as Annex 1 (upon which we rely with respect to matters of fact only), the certificates of officers of Buyer and Merger Sub delivered at the closing of the Merger, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed herein.

      In such examination, we have assumed: the genuineness of all signatures (other than those of the officers of Buyer or Merger Sub appearing in the Agreement); the authenticity and completeness of all documents submitted to us as originals; the conformity to the original documents of all documents submitted to us as facsimile, notarial, certified or photostatic copies; and the authenticity of the originals of such latter documents. We have also assumed that each natural person executing documents, instruments or agreements on behalf of Buyer or Merger Sub has sufficient legal competency to do so and the consideration contemplated by any such documents, instruments or agreements has been given. As to all questions of fact material to the opinions expressed herein, we have assumed, without independent


                                Exhibit 7.4(d)-1

____________, 2005
Page


investigation, the accuracy of the factual matters addressed by, and accordingly have relied upon (to the extent such reliance is reasonable): the Officer's Certificate; certificates of officers of Buyer or Merger Sub delivered at the closing of the transactions contemplated by the Agreement; certificates of public officials; the representations and warranties of Buyer and Merger Sub contained in the Agreement, all notwithstanding any knowledge or materiality qualification contained therein; and the compliance by Buyer and Merger Sub with the covenants contained in the Agreement. All references herein to any agreement shall be deemed to refer only to the body of such agreement (including the exhibits and schedules thereto), exclusive of other instruments referred to or incorporated by reference therein.

      With your permission, in addition to the assumptions noted in the body of this opinion letter, we have made the assumptions set forth in Exhibit A. Without limiting the generality of the assumptions, qualifications and exceptions set forth in this opinion letter, please note that we express no opinion herein as to any of the matters set forth in Exhibit B (Exhibit B, together with Exhibit A, hereinafter are referred to collectively as the "Exhibits").

      The opinions expressed herein are limited to the laws of the State of Georgia and applicable federal laws of the United States, in force and effect on the date hereof. We note that the opinions set forth below with respect to the Merger Sub are to be governed by and construed in accordance with the laws of the State of Georgia, but that the Merger Sub is a corporation organized under the laws of the State of California; we have assumed, with your consent, that for purposes of such opinions and to the extent that the laws of the State of California may govern matters relating to the Merger Sub, the laws of the State of California are identical to the laws of the State of Georgia. We express no opinion with regard to any matter that may be governed by the laws of any jurisdiction other than the State of Georgia. The term "laws," as used in this opinion letter, means the constitution and each of the statutes, judicial and administrative decisions, and rules and regulations of governmental agencies of the relevant jurisdiction, except to the extent that the context in which such term is used limits or makes more specific such meaning.

      Whenever an opinion set forth in this opinion letter is qualified by the words "to our knowledge," "known to us," or other words of similar meaning, the quoted words mean the current awareness, after inquiries of the officers of Buyer and Merger Sub, by lawyers in the Primary Lawyer Group (as defined herein) of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified. "Primary Lawyer Group" means (a) the lawyer who signs this opinion letter and (b) the attorneys in our firm providing legal services relating to Buyer and to Merger Sub, and shall not refer to knowledge of any other person in any way associated with this firm.

      The only opinions rendered by this firm consist of the opinions set forth in numbered paragraphs (1) through (8) below, following the phrase "we are of the opinion that" below, and no opinion is implied or to be inferred beyond matters so expressly stated. Additionally, our opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter and the Exhibits hereto.

      Based on the foregoing and the matters set forth in the Exhibits, and subject to the qualifications stated herein and in the Exhibits, we are of the opinion that:

      (1) Buyer is a Georgia corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite power and authority to own, lease and operate its properties, and to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.


                                Exhibit 7.4(d)-2

____________, 2005
Page


      (2) Each of Buyer and Merger Sub has all necessary power and authority to execute and deliver the Agreement and all documents and agreements contemplated thereby to which it is a party (the "Transaction Documents"), to perform its obligations thereunder and to consummate the Merger.

      (3) The execution and delivery of the Agreement and Transaction Documents by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of by Buyer or Merger Sub are necessary to authorize the Agreement and Transaction Documents or to consummate the transactions contemplated thereby.

      (4) Each of the Agreement and Transaction Documents has been duly executed and delivered by Buyer and Merger Sub and constitutes the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms.

      (5) The execution and delivery by Buyer and Merger Sub of the Agreement and the Transaction Documents does not, and the performance by Buyer and Merger Sub of their respective obligations thereunder will not:

            (i) conflict with or violate any provision of their respective articles of incorporation or bylaws;

            (ii) conflict with or violate any law applicable to Buyer or Merger Sub; or

            (iii) result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any material property or asset of Buyer or Merger Sub pursuant to, any Contract, Permit, franchise or other obligation to which Buyer or Merger Sub is a party or by which any property or asset of Buyer or Merger Sub is bound.

      (6) The execution and delivery of the Agreement and the Transaction Documents by Buyer and Merger Sub does not, and the performance by Buyer and Merger Sub of their respective obligations thereunder will not, require any consent, approval, authorization or permit of, or filing by Buyer or Merger Sub with or notification by Buyer or Merger Sub to, any third party or any governmental entity or authority, except for those listed on Schedule 5.3 to the Agreement.

      (7) Buyer owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities and has conducted its operations only as contemplated by the Agreement.

      (8) Subject to the limitations and qualifications set forth herein and in the Exhibits, we confirm to you that, to our knowledge, no injunction, judgment, or other order has been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Buyer or any of its assets arising by reason of the transaction contemplated by the Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by the Agreement, or seeks damages related thereto.

      This opinion letter is provided to you for your exclusive use solely in connection with the transactions contemplated in the Agreement, and may not be relied upon by any other person or for any other purpose without our prior written consent. The opinions set forth in this letter are given as of the


                                Exhibit 7.4(d)-3

____________, 2005
Page


date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matters set forth herein.

                                        Very truly yours,

                                        MORRIS, MANNING & MARTIN,
                                        a limited liability partnership


                                        By: ____________________________________
                                            A Partner


                               Exhibit 7.4(d)-4

                                    EXHIBIT A

                                   ASSUMPTIONS

      With your permission, we have assumed the following:

      (a) To the extent that the obligations of Buyer may be dependent upon the following matters pertaining to Evant, and only to the extent that the failure of the following matters to be true would affect the consummation of the Merger, that (i) Evant is duly organized under all applicable laws and has all requisite power, corporate or otherwise, to be bound by and perform its own obligations under the Agreement and the other documents and agreements contemplated by the Agreement, and to consummate the Merger; (ii) the execution, delivery and performance by Evant of the Agreement and the other documents and agreements contemplated by the Agreement have been duly authorized by Evant and the execution and delivery thereof will not be in conflict with, violate, result in a breach of, or constitute a default (with due notice or a lapse of time, or both) under any constitution, statute, rule, regulation, order or other law or legal requirement applicable to Evant; (iii) there is no legal restriction, no requirement of registration, consent, approval, license or authorization by any governmental authority, no pending judicial proceeding, and no order, writ, injunction or decree of any court or governmental agency, any of which would limit, prescribe or require consent for the undertaking by Evant in connection with the Merger, except for consents, approvals, licenses and authorizations which are referenced in the Agreement or the disclosure schedules thereto and that have been obtained; and (iv) the Agreement and the other documents and agreements contemplated by the Agreement to which Evant is party are enforceable against Evant.

      (b) Evant has acted and will act in accordance with any and all standards of good faith and fair dealing, and will comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Agreements.

      (c) In the event that any party to any of the Agreement or the other documents and agreements contemplated therein seeks to maintain any action, suit or proceeding in the courts of the State of Georgia to enforce any provision of any of the Agreement or such other documents or agreements, such person, if required at such time to hold a certificate of authority to transact business as a foreign corporation, foreign limited liability company or foreign limited partnership in the State of Georgia, will have such a certificate prior to commencing such action, suit or proceeding.

      (d) Any documents to which Buyer is a party or by which Buyer is bound (other than the Agreement) will be enforced as written.

      (e) With respect to the Merger and the Agreement, there has been no mutual mistake of fact and there exists no fraud or duress.

      (f) No issue of unconstitutionality or invalidity of a relevant law exists unless a reported case has so held.

      There is no understanding or agreement not embodied in the Agreement or any other document or agreement contemplated therein that would modify any term of any of the Agreement or such other documents or agreements or any right or obligation of a party thereunder.


                               Exhibit 7.4(d)-5

                                    EXHIBIT B

                                EXCLUDED MATTERS

      We express no opinion with respect to any of the following matters:

      (a) The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors. This includes the effect of the Federal Bankruptcy Code in its entirety, including matters of contract rejection, fraudulent conveyance and obligation, turn-over, preference, equitable subordination, automatic stay, conversion of a non-recourse obligation into a recourse obligation, and substantive consolidation. This also includes state laws regarding fraudulent transfers, obligations, and conveyances, including O.C.G.A. Section 18-2-20, et seq., and state receivership laws.

      (b) The effect of general principles of equity, whether applied by a court of law or equity. This includes the following concepts: (i) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies; (ii) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (iii) good faith and fair dealing; (iv) reasonableness; (v) materiality of the breach; (vi) impracticability or impossibility of performance; (vii) the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than Buyer; (viii) the effect of Section 1-102(3) of the Uniform Commercial Code as in effect in the State of Georgia on the date hereof (O.C.G.A. Section 11-1-102(3)); and (ix) unconscionability.

      (c) The effect and possible unenforceability of contractual provisions providing for choice of governing law.

      (d) The possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct of the person or entity to be indemnified (or any agent, contractor, employee, representative, partner, officer, director, or shareholder of such person or entity) or to the extent otherwise contrary to public policy.

      (e) The possible unenforceability of provisions prohibiting competition, the solicitation or acceptance of customers, of business relationships or of employees, the use of disclosure of information, or other activities in restraint of trade.

      (f) The possible unenforceability of waivers or advance consents that have the effects of waiving statutes of limitation, marshalling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, the rights to jury trial or, in certain cases, notice.

      (h) The possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind.

      (i) The effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.


                               Exhibit 7.4(d)-6

      (j) The possible unenforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.

      (k) The effect of O.C.G.A.Section13-1-11 on provisions relating to attorneys' fees.

      (l) The possible unenforceability of provisions that determinations by a party or a party's designee are conclusive.

      (m) The possible unenforceability of provisions permitting modifications of an agreement only in writing.

      (n) The possible unenforceability of provisions that the provisions of an agreement are severable.

      (o) The effect of laws requiring mitigation of damages.

      (p) The possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failure to perform.

      (q) The effect of agreements as to rights of set off otherwise than in accordance with the applicable law.

      (r) The laws, ordinances, regulations or rules of any county, city or other political subdivision of the State of Georgia or any other state of the United States of America (other than the State of Georgia); pension and employee benefit law; fraudulent transfer law; environmental law; bulk transfer law; tax law; patent, copyright, trademark and other intellectual property law; racketeering law; criminal statutes of general application; antitrust and unfair competition law; health and safety law; labor law; and law relating to permissible rates, computation or disclosure of interest.


                                Exhibit 7.4(d)-7